SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Ronald E. Logue

Chairman of the Board

April 6, 2010

Dear Shareholder:

We cordially invite you to attend the 2010 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, May 19, 2010, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly the accompanying proxy card or, for shares held in street name, the voting instruction form, in the return envelope. Registered shareholders may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, as an alternative to returning the voting instruction form you receive, you will have the option to cast your vote by telephone or over the Internet if your voting instruction form includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of the annual meeting. Shareholders receiving e-proxy materials have been sent a notice containing instructions on how to access the proxy statement and annual report over the Internet and how to vote.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

PLEASE NOTE: If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting. If you own your shares through a bank or brokerage account, or through some other nominee, you should also bring proof of beneficial ownership (for details, see “Meeting Admission” in the attached Notice of State Street Corporation 2010 Annual Meeting of Shareholders). Public fee-based parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public fee-based parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette). South Station is the closest MBTA station to One Lincoln Street.

State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

NOTICE OF STATE STREET CORPORATION 2010 ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m., Eastern Time

Date	Wednesday, May 19, 2010

Place	One Lincoln Street, 36th Floor, Boston, Massachusetts

Purpose	1. To elect 14 directors;

2. To approve a non-binding advisory proposal on executive compensation;

3. To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2010;

4. To vote on a shareholder proposal relating to the separation of the roles of Chairman and Chief Executive Officer;

5. To vote on a shareholder proposal relating to a review of pay disparity; and

6. To act upon such other business as may properly come before the meeting and any adjournments thereof.

Record Date	The directors have fixed the close of business on March 15, 2010, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Meeting Admission	For security clearance purposes, you will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. If your State Street shares are held in “street name,” meaning held in a brokerage account or by a bank or other nominee, your name does not appear on our list of shareholders and these proxy materials are being forwarded to you by your broker, bank or other nominee. For street name holders, in addition to a form of picture identification, you should also bring with you a letter or account statement showing that you were a beneficial owner of our shares on the record date in order to be admitted to the meeting.

Voting by Proxy	Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, you may have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee.

By Order of the Board of Directors,

Jeffrey N. Carp
Secretary

April 6, 2010

i

ii

STATE STREET CORPORATION

One Lincoln Street, Boston, Massachusetts 02111

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

You have received these proxy materials because State Street’s Board of Directors is soliciting your vote at the 2010 annual meeting of shareholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and that is designed to assist you in voting your shares.

As permitted by rules adopted by the SEC, we are making this proxy statement and our annual report, including our consolidated financial statements for the year ended December 31, 2009, available to our shareholders electronically via the Internet. On April 6, 2010, we mailed to our United States shareholders as of the record date for the annual meeting, March 15, 2010, a notice containing instructions on how to access this proxy statement and our annual report online and to vote. Also on April 6, 2010, we began mailing printed copies of these proxy materials to shareholders that have requested printed copies and to shareholders outside the United States. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Can I access State Street’s proxy materials and annual report electronically?

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2010. The proxy statement and annual report, and the means to vote electronically, are available at www.proxyvote.com.

To view this material, you must have available the 12-digit control number located on the notice mailed on April 6, 2010 or the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

How do I request a printed copy of the proxy materials for future shareholder meetings?

To request a printed copy of the proxy statement, annual report and form of proxy relating to our future shareholder meetings, visit www.proxyvote.com, telephone 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 12-digit control number described above.

What are the directions to the meeting?

Directions to the meeting are as follows:

From the North:

Take Expressway (I-93) South to exit 20 (Purchase Street/South Station) and follow the signs for South Station. Follow exit ramp and cross Summer Street. Turn right onto Lincoln Street. Take first left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

From the South:

Take Expressway (I-93) North to exit 20 (South Station). Bear left at the ramp to South Station/Chinatown. You will see State Street Financial Center directly ahead. You will be on Lincoln Street. Follow Lincoln Street through the major intersection at the lights (pass the entrance to the building). Take left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

From the West:

Take Mass Turnpike (I-90) to exit 24A (South Station). Turn left on Kneeland Street towards Chinatown. Turn right onto Lincoln Street at the light. Follow Lincoln Street through the major intersection at the lights (pass the entrance to the building). Take left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

Via Massachusetts Bay Transportation Authority:

Take the MBTA Red Line train to the South Station MBTA stop. Exit the train station and walk across Atlantic Avenue (towards Summer Street and Federal Street). Follow Summer Street to Lincoln Street.

What is the record date for the meeting?

Our Board of Directors has fixed the record date for the annual meeting as of the close of business on March 15, 2010.

How many votes can be cast by all shareholders?

As of the record date, 496,847,083 shares of our common stock were outstanding and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If your shares are registered in your name, you may vote in person at the annual meeting or by proxy without attending the meeting. Registered shareholders may also vote electronically by following the instructions included with your proxy card or the notice we mailed to you on April 6, 2010. In addition, if you received a printed proxy card, you may mark, sign, date, and mail the proxy card you received from management in the return envelope. If you vote by any of the available methods, your shares will be voted at the meeting in accordance with your instructions. If you sign and return the proxy card or vote electronically but do not give any instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board of Directors given below.

If your shares are held in the name of a broker, bank or other nominee, please mark, date, sign, and return the voting instruction form you received from your broker, bank or other nominee with this proxy statement. As indicated on the form or other documentation provided by your broker, bank or other nominee, you may have the choice of voting your shares over the Internet or by telephone. To do so, follow the instructions on the form you received from your broker, bank or other nominee.

If your shares are held by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain from the record holder and bring with you a proxy from the record holder issued in your name.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

■	FOR election as directors the 14 nominees named herein (page 8)

■	FOR approval of the non-binding advisory proposal on executive compensation (page 15)

■	FOR ratification of the selection of the independent registered public accounting firm (page 16)

■	AGAINST the two shareholder proposals (pages 16 and 19)

Who pays the cost for soliciting proxies by State Street?

State Street will pay the cost for the solicitation of proxies by the Board. That solicitation of proxies will be made primarily by mail. State Street has retained Georgeson Inc. to aid in the solicitation of proxies for a fee of $18,500, plus expenses. Proxies may also be solicited by employees of State Street and its subsidiaries personally, or by mail, telephone, fax or e-mail, without any remuneration to such employees other than their regular compensation. State Street will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.

What is householding?

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple shareholders in one household. If you would like to receive your own set of State Street’s proxy statements, annual reports and related materials, or if you share an address with another State Street shareholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee.

Can I change my vote?

If you are a registered shareholder, you may revoke or change your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date or submitting an electronic proxy as of a later date or by attending the meeting and voting in person. If your shares are held in street name, you must contact your bank, broker or other nominee for instructions about changing your vote.

What constitutes a quorum?

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. A share once represented for any purpose at the meeting will be deemed present for quorum purposes for the entire meeting and for any adjournment of the meeting (unless a shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds, and does not vote the shares or otherwise consent that they are to be deemed present, or, in the case of an adjournment, a new record date is set for that adjourned meeting).

What vote is required to approve each item?

Since this is an uncontested election of directors, a nominee for director will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election (Item 1). If the votes cast “against” the nominee’s election exceed the votes cast “for” the nominee’s election, the nominee will not be elected to the Board of Directors. However, under Massachusetts law, if a nominee that is an incumbent director is not elected to the Board of Directors, that incumbent director will “hold over” in office as a director until his or her successor is elected or until there is a decrease in the number of directors. Under our Corporate Governance Guidelines, in an uncontested election of directors, any director/nominee who does not receive more votes cast “for” his or her election than votes cast “against” his or her election, will submit to the Board a letter of resignation for consideration by the Nominating and Corporate Governance Committee. After consideration, that committee would make a recommendation to the Board on action to be taken regarding the resignation. No such tendered resignation shall be deemed effective unless and until it is accepted by action of the Board.

The actions concerning the non-binding advisory proposal on executive compensation (Item 2), ratification of the selection of the independent registered public accounting firm (Item 3), and the shareholder proposals (Items 4 and 5) will be approved if the votes cast “for” the action exceed the votes cast “against” the action.

How is the vote counted?

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by State Street to act as tellers for the meeting.

Under our bylaws, “abstentions,” “broker non-votes” and “withheld votes” are not counted as votes “for” or “against” a matter or election.

If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange rules permit a broker to vote shares held in a brokerage account on “routine” proposals if the broker does not receive voting instructions from you. Recent amendments to stock exchange rules, however, prohibit brokers from voting uninstructed shares in the uncontested election of directors, which was once considered a “routine” voting matter.

Could other matters be decided at the meeting?

We do not know of any matters that may be properly presented for action at the meeting other than Items 1 through 5. Should any other business properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. Under our by-laws, for nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice in writing to the Secretary, and such business must be within the purposes specified in our notice of meeting. To be timely, a shareholder’s notice shall be delivered to the Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. The deadline under our-by-laws for shareholder notices of business or nominations for the 2010 annual meeting is March 21, 2010.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What are my rights as a participant in the Salary Savings Program?

If you participate in the State Street Salary Savings Program and have invested part or all of your account in the Employee Stock Ownership Plan fund as of the record date, you may direct the trustee how to vote your allocated share of State Street Corporation common stock held in your Salary Savings Program account. You may give the trustee direction through the Internet, by telephone, or by U.S. mail. If you do not provide timely instructions to the trustee, the trustee will vote your allocated share on the same proportional basis as the shares that are directed by other participants. If a matter arises at the meeting, or such other time as affords no practical means for securing participant direction, the trustee will follow the direction of State Street, unless the trustee determines that doing so would result in a breach of the trustee’s fiduciary duty.

Regardless of what method you use to direct the trustee, the trustee must receive your direction no later than 11:59 p.m. Eastern time on May 17, 2010 for your direction to be followed. Your direction will be held in confidence by the trustee. You may not provide this direction at the annual meeting. You must direct the trustee in advance of the meeting so that the trustee, the registered owner of all of the shares held in the Salary Savings Program, can vote in a timely way. You may change your direction to the trustee by timely submitting a new direction.

The last direction the trustee receives by 11:59 p.m. Eastern time on May 17, 2010, will be the only one counted. If your direction by mail is received on the same day as one received electronically, the electronic direction will be followed.

The trustee is providing the annual report and the notice of annual meeting and proxy statement electronically to Salary Savings Program participants with investments in the Employee Stock Ownership Plan fund who are active employees and have a company-provided e-mail account and Internet access. Instead of receiving these materials in paper form mailed to your home, you will have on-line access to these materials via the Internet, thus expediting the delivery of materials and reducing printing and mailing costs. An e-mail will be sent to all such participants with detailed instructions to access materials and give your direction to the trustee. All other participants will receive their materials in the U.S. mail. If you prefer, you may request that paper copies be sent to you, thereby permitting you to send in your direction by U.S. mail if you prefer that method.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners

The table below sets forth the number of shares of common stock of State Street beneficially owned as of the close of business on December 31, 2009, by each person or entity known to State Street to beneficially own more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	25,952,543	(1)	5.3%

Massachusetts Financial Services Group 500 Boylston Street Boston, MA 02116	25,306,970	(2)	5.1%

(1)	This information is based solely on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., in which it reported that it had sole voting power and sole dispositive power over 25,952,543 shares.

(2)	This information is based solely on a Schedule 13G filed with the SEC on February 3, 2010 by Massachusetts Financial Services Group, in which it reported sole voting power of 20,945,220 shares and sole dispositive power of 25,306,970 shares.

Management

The table below sets forth the number of shares of common stock of State Street beneficially owned as of the close of business on March 5, 2010 by each director, the named executive officers for the year ended December 31, 2009 as identified in the Summary Compensation Table on page 46 and the group consisting of current directors and executive officers, based on information furnished by representatives of each person. For this purpose, beneficial ownership is determined under the rules of the SEC. As of March 5, 2010, there were 496,842,594 shares of State Street common stock outstanding. On March 5, 2010, none of the individuals named in the table below beneficially owned more than 1% of our outstanding shares of common stock. On that date, all of the directors and executive officers as a group beneficially owned approximately 1.05% of our outstanding stock.

Name	Amount and Nature of Beneficial Ownership (1)(2)
Kennett F. Burnes	23,955
Jeffrey N. Carp	241,254	(3)
Peter Coym	6,365
Patrick de Saint-Aignan	3,205
Amelia C. Fawcett	10,598
David P. Gruber	13,809
Linda A. Hill	25,662
Joseph L. Hooley	698,733	(3)(4)
Robert S. Kaplan	5,390
Charles R. LaMantia	28,709	(5)
Ronald E. Logue	1,448,422	(3)
James S. Phalen	222,203	(3)
Edward J. Resch	451,925	(3)
Richard P. Sergel	28,219
Ronald L. Skates	27,963	(6)
Gregory L. Summe	29,642
Robert E. Weissman	65,239
All current directors and executive officers, as a group (26 persons)	5,201,976	(3)(7)

(1)	Information in this table includes the following: shares of common stock issuable upon the exercise of stock options that either are currently exercisable or will become exercisable within 60 days of March 5, 2010 and shares of common stock which have not been issued but which are subject to stock appreciation rights that are or will become exercisable within 60 days of March 5, 2010.

(2)	As part of our director compensation, non-employee directors receive an annual retainer(s), payable at their election in shares of our common stock or in cash, and an annual stock award. In accordance with SEC rules, information in this table includes shares as to which certain directors elected to defer payment until termination of their service as a director, and does not include shares as to which certain other directors elected to defer payment in installments over a two- to ten-year period. See “Executive Compensation – Director Compensation Arrangements” beginning on page 58 for a description of shares issued to non-employee directors and the election alternatives to defer payment of those shares. Shares subject to deferral are denominated in stock units, each representing a share of State Street common stock and maintained in an account for each director who elects to participate in the State Street Deferred Compensation Plan for Directors. The following table shows the shares beneficially owned by directors, as determined by applicable SEC rules, and the shares payable in installments to directors as of the close of business on March 5, 2010:

Director Name	Shares beneficially owned under SEC rules	Shares payable in installments	Total
Kennett F. Burnes	23,955		23,955
Peter Coym	6,365		6,365
Patrick de Saint-Aignan	3,205		3,205
Amelia C. Fawcett	10,598		10,598
David P. Gruber	13,809	3,457	17,266
Linda A. Hill	25,662		25,662
Robert S. Kaplan	5,390		5,390
Charles R. LaMantia	28,709	3,665	32,374
Richard P. Sergel	28,219		28,219
Ronald L. Skates	27,963		27,963
Gregory L. Summe	29,642		29,642
Robert E. Weissman	65,239		65,239

(3)	Includes shares that the individual has the right to acquire either through the exercise of stock options or the exercise of stock appreciation rights based on the closing price of common stock on March 5, 2010, as follows: Mr. Carp, 59,936; Mr. Hooley 384,000; Mr. Logue, 1,190,100; Mr. Phalen, 97,900; Mr. Resch, 240,500; and the group, 2,223,018.

(4)	Includes 6,800 shares as to which Mr. Hooley has shared voting power and investment power.

(5)	Includes 28,709 shares as to which Dr. LaMantia has shared voting power and investment power.

(6)	Consists of 27,963 shares held in a trust.

(7)	Includes 200,000 shares held in trust by one current executive officer not individually named, for which this executive officer disclaims beneficial ownership except to the extent of his pecuniary interest therein.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that you vote

FOR

each of the nominees for director

Each director elected at the 2010 annual meeting will serve until the next annual meeting of shareholders, except as otherwise provided in State Street’s by-laws. The State Street Board of Directors currently consists of 14 members. Of the 14 director nominees, 13 are non-management directors and one is an executive officer of State Street. 12 of the non-management directors are independent directors, as determined by the Board in its opinion, under the applicable definition in the New York Stock Exchange, or NYSE, listing standards and State Street Corporate Governance Guidelines. The Chairman of the Board, a non-management director, formerly served as Chief Executive Officer and as such is not considered independent under the applicable NYSE standards or our Corporate Governance Guidelines.

At a meeting on October 22, 2009 the Board of Directors fixed the number of directors at 14 and appointed Joseph L. Hooley, then State Street’s President and Chief Operating Officer, to become a member of the Board of Directors, effective immediately, and also to begin serving as Chief Executive Officer, effective March 1, 2010, upon the planned retirement of Ronald E. Logue from that office on that date. Mr. Hooley previously served as State Street’s President and Chief Operating Officer.

Each of the nominees for election as a director is currently a director. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of the 14 nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the annual meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the annual meeting. Information relating to each nominee for election as director is described below, including:

■	his or her age and period of service as a director of State Street;

■	his or her business experience during the past five years (including directorships at other public companies);

■	his or her community activities; and

■	the other experience, qualifications, attributes or skills that led the Board to conclude he or she should continue to serve as a director of State Street.

See “Corporate Governance at State Street – Composition of the Board and Director Selection Process” on page 22 for a further discussion of the Board’s process and reasons for nominating these candidates.

KENNETT F. BURNES	Age 67, Director since 2003

As the retired Chairman, President and Chief Executive Officer of Cabot Corporation, an NYSE-listed manufacturer of specialty chemicals and performance materials that had over $2.6 billion in sales during its last fiscal year prior to his retirement, Mr. Burnes has significant experience in leading a global organization with facilities and operations in approximately 20 countries and with a focus on developing new products and new businesses based on innovation. Mr. Burnes served as Chairman of Cabot Corporation from 2001 to March 2008, President from 1995 to January 2008 and Chief Executive Officer from 2001 to January 2008. Prior to joining Cabot Corporation in 1987, Mr. Burnes was a partner at the Boston-based law firm of Choate, Hall & Stewart. At that firm, he practiced corporate and business law for nearly 20 years, as a result of which he obtained experience in evaluating complex legal issues and the legal and business issues that arise in the types of material transactions boards of directors are called on to consider, including mergers and acquisitions and financing transactions.

Mr. Burnes has been a member of the Board of Directors of Watts Water Technologies, Inc., an NYSE-listed supplier of products for use in the water quality, water safety, water flow control and water conservation markets, since February 2009.

Mr. Burnes’ community activities include being a member of the Dana Farber Cancer Institute’s Board of Trustees, Chairman of the Board of Visitors and a member of the Board of Trustees of New England Conservatory, Chairman of the Board of Trustees of the Schepens Eye Research Institute and a Member of the Board of Trustees of the Epiphany School. Mr. Burnes holds both an LL.B. and B.A. degree from Harvard University.

PETER COYM	Age 68, Director since 2006

A German citizen, Dr. Coym is the retired head of Lehman Brothers, Inc., in Germany and a former member of Lehman Brothers Bankhaus Management Board and its European Management Group, where he served from 1993 to 2005. Before joining Lehman Brothers, Inc., Dr. Coym was Managing Director and Office Manager of Salomon Brothers AG, and a Managing Director of Salomon Brothers, Inc. from 1986 to 1993. Prior to joining Salomon Brothers, he was a director of Commerzbank. His more than 35 years of experience in investment banking, based primarily in Europe, has, among other things, given Dr. Coym insight into the complexities and trends within and influencing the financial services industry, including its participants, customers and regulators, particularly in a region of strategic importance to State Street, as well as perspective on the factors motivating and affecting major corporate strategic and financing transactions. Dr. Coym has been the Deputy Chairman of the Supervisory Board of Magix AG, an international provider of software, online services and digital content in multimedia communication, since November 2003.

Dr. Coym was a member of the supervisory board of the Deutsche Börse AG from 1994 to 2003. As one of the world’s leading exchange organizations Deutsche Börse Group provides investors, financial institutions and companies access to global capital markets, and Dr. Coym’s role as a member of the supervisory board was to oversee the work of the Executive Board and appoint its members as well as to approve important corporate decisions and company planning. Dr. Coym served as a member of the supervisory board (Börsenrat) of Eurex, the German options and futures exchange from 1994 to 2005, serving as its chairman from 2003 to 2005. Dr. Coym served as a board member of the Association of Foreign Banks in Germany from 1992 to 2005, serving as chairman of the executive committee from 2001 to June 2005 and he was a member of the German Central Capital Market Committee from 1997 to 2005. Since 2003, Dr. Coym has been a member of the Advisory Council of the German Bundesbank in Frankfurt and was also a member of the Advisory Council to the German Minister of Finance from 2002 to 2005. Dr. Coym joined the Board in 2006 as part of State Street’s international growth initiatives. Dr. Coym received an undergraduate degree and a Ph.D. in business studies from The University of Hamburg.

PATRICK DE SAINT-AIGNAN	Age 61, Director since 2009

As a retired Managing Director and Advisory Director at Morgan Stanley, a global financial advisor to companies, governments and investors, Mr. de Saint-Aignan headed Morgan Stanley’s global fixed-income derivatives business from 1986 to 1991, its debt capital markets activities from 1991 to 1993, its office in Paris from 1993 to 1995 and the firm-wide risk management function from 1995 to 2002. He also held multiple positions at Morgan Stanley from 1974 to 2007, which included responsibilities in corporate finance, capital markets and firm management. This experience gave Mr. de Saint-Aignan an appreciation and understanding of risk management, particularly with respect to the implementation of risk evaluation and monitoring programs within a global financial services organization.

Since 2008, Mr. de Saint-Aignan has been a member of the board of directors of Allied World Assurance Company, an NYSE-listed specialty insurance and reinsurance company, for which he is the chairman of the compensation committee and a member of the audit, risk and investment committees. Since 2007, he has also served on the compensation committee for Forerun Inc., a private healthcare information technology company.

Mr. de Saint-Aignan served, from 2005-2007 as Censeur on the Supervisory Board of IXIS Corporate and Investment Bank. From 2006-2008, he served as a member of the board of directors of Bank of China Limited, for which he also was a member of the Risk Policy Committee and the Personnel and Remuneration Committee. Mr. de Saint-Aignan’s broad, international board and supervisory experience has given him a global view on governance and related matters. A dual citizen of the United States and France, he was honored with Risk Magazine’s Lifetime Achievement Award in 2004. Mr. de Saint-Aignan holds his B.B.A. degree from the Ecole des Hautes Etudes Commerciales and an M.B.A. from Harvard University.

AMELIA C. FAWCETT	Age 53, Director since 2006

Since 2007, Ms. Fawcett has been the non-Executive Chairman of Pensions First LLP, a financial services and systems company, based in London, that provides advice and capital markets solutions for the defined benefits pensions industry. She also is non-Executive Chairman of the Guardian Media Group plc, a privately held diversified multimedia business that includes national and regional newspapers, websites, radio stations and magazines.

Prior to becoming Chairman of Pensions First and a member of the Board of the Guardian Media Group, Ms. Fawcett held senior roles at Morgan Stanley International Limited in London, a global financial advisor to companies, governments and investors, which she joined in 1987. She was appointed Vice President in 1990, Executive Director in 1992, Managing Director and the Chief Administrative Officer for Morgan Stanley’s European operations in 1996, Vice Chairman and Chief Operating Officer of European operations in 2002 and Senior Advisor in 2006. At Morgan Stanley, Ms. Fawcett had oversight of the company’s operational risk functions and infrastructure support, responsibility for development and implementation of the company’s business strategy (including business integration) and corporate affairs. Prior to joining Morgan Stanley, Ms. Fawcett was an attorney (in New York and Paris, France) at the New York-based law firm of Sullivan & Cromwell, practicing primarily in the areas of corporate and banking law.

From June 2004 to 2009, Ms. Fawcett was a member of the Court of Directors of the Bank of England, the non-executive board which is responsible for managing the affairs of the Bank, other than the formulation of monetary policy. In her role at the Bank of England, Ms. Fawcett served as Chairman of the Audit Committee. Ms. Fawcett was awarded a CBE (Commander of the Order of the British Empire) by the Queen in 2002 for services to the finance industry. In addition, she received His Royal Highness The Prince of Wales’s Ambassador Award in 2004, an award recognizing responsible business activities that have a positive impact on society and the environment.

Ms. Fawcett has been Deputy Chairman of the National Portrait Gallery in London since 2002, Chairman of the London International Festival of Theatre since 2002 and a Governor of the London Business School since 2009. Ms. Fawcett received a B.A. degree from Wellesley College, a J.D. degree from the University of Virginia and an honorary degree from the American University in London (Richmond). Ms. Fawcett holds dual American and British citizenship.

DAVID P. GRUBER	Age 68, Director since 1997

Mr. David P. Gruber is the retired Chairman, Chief Executive Officer and Director of Wyman-Gordon Company, a manufacturer of forging, investment casting and composite airframe structures for the commercial aviation, commercial power and defense industries. Mr. Gruber served as President of Wyman-Gordon from 1991 to 1997, chief operating officer from 1991 to 1994 and chief executive officer from 1994 until his retirement in 1999, giving him broad management experience regarding a large, complicated organization outside the financial services industry. His tenure on State Street’s Board gives him a perspective on the opportunities and challenges presented to the company’s businesses through market cycles and trends and on the company’s operations and strategic direction.

Mr. Gruber has been chairman of the board of directors for Cambridge Semantics Inc., a privately held leading provider of semantic middleware and application development tools since 2009. Mr. Gruber has also been a member of the boards of directors of Stone Panels, Inc., a manufacturing company that produces light weight stone panels that are used on the internal and external surfaces of buildings since 2008, Nanoscale Components, Inc., a privately held company that develops super capacitors since 2008, and Nanocomp Technologies Inc., a privately held developer of energy-saving performance materials and component products from carbon nanotubes since 2009. From 2000 to 2008, he acted as the chairman of the Worcester Polytechnic Institute Mechanical Engineering Advisory Committee. He is a Distinguished Life Member of the Materials Information Society (ASM) and a trustee for the Manufacturers Alliance for Productivity and Innovation. He has a B.S. degree from Ohio State University.

LINDA A. HILL	Age 53, Director since 2000

Dr. Linda A. Hill is the Wallace Brett Donham Professor of Business Administration at the Harvard Business School, a position she has held since 1997. Dr. Hill has also been the faculty chair of both the Leadership Initiative and the High Potentials Leadership Program within Harvard Business School. She also served as the faculty chair of the Organizational Behavior unit at Harvard Business School. Since 1994, Dr. Hill has been a member of the board of directors of Cooper Industries, an NYSE-listed diversified global manufacturer of electrical components and tools with 2008 revenues of $6.5 billion. Dr. Hill has served on Cooper Industries’ Management Development and Compensation Committee since 1994. Dr. Hill is the author of several books and articles focusing on the continuing challenges of management and leadership.

Dr. Hill’s community activities include serving on the boards of trustees of Bryn Mawr College, the Boston Children’s Museum, The Bridgespan Group and The Nelson Mandela Children’s Fund USA. Since 2007, Dr. Hill has been a Diamond Cluster Fellow with Diamond Management & Technology Consultants, Inc., a management and technology consulting firm. Dr. Hill has been on the Advisory Board of the Aspen Institute Business and Society Program, and she has served on the Editorial Board of Leadership Quarterly. Dr. Hill was also a member of the Board of Trustees of The Rockefeller Foundation. She received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago, and a Ph.D. in behavioral sciences from the University of Chicago and completed her post-doctoral research fellowship at the Harvard Business School.

JOSEPH L. HOOLEY	Age 53, Director since 2009

Mr. Joseph L. Hooley is State Street’s President and Chief Executive Officer, effective March 1, 2010. Mr. Hooley joined State Street in 1986 and has served as President and Chief Operating Officer since April 2008. After leading State Street’s U.S. Mutual Fund sales organization, Mr. Hooley joined State Street’s shareholder servicing joint venture with Kansas City-based DST systems. From 1988 to 1990, he served as president and chief executive officer of National Financial Data Services and was president and chief executive officer of Boston Financial Data Services from 1990 to 2000. From 2002 to April 2008, Mr. Hooley served as Executive Vice President and head of Investor Services and, in 2006, was appointed Vice Chairman and Global Head of Investment Servicing and Investment Research and Trading and Operations and Technology. In his various roles within State Street, Mr. Hooley has been responsible for all of State Street’s asset servicing and trading activities worldwide and has served on the company’s Operating Group, the most senior policy-making officers, giving him a detailed perspective and core understanding of the company’s full range of services and involving him deeply in the company’s key operations, strategic initiatives and customer relationships globally.

Mr. Hooley has been a director of Boston Financial Data Services since 1992, a director of Boys and Girls Clubs of Boston since 2002 and a director of the President’s Council of the Massachusetts General Hospital since 2009. Since 2007 he has been chairman of the Boston College Center for Asset Management, and since 2006 he has been a member of The Boston Club’s Corporate Advisory Board, which is focused on identifying and recommending qualified women candidates for openings on corporate boards. He received his B.S. degree from Boston College.

ROBERT S. KAPLAN	Age 52, Director since 2009

A Professor of Management Practice at Harvard Business School since 2005, Mr. Kaplan also is an advisory director to Berkshire Partners LLC, a private equity firm which he joined in 2009. Mr. Kaplan was acting president and chief executive officer at Harvard Management Company, which manages Harvard University’s endowment and related financial assets for fiscal year 2007 and also served as an interim chief executive officer from November 2007 to June 2008. Previously, Mr. Kaplan was a Senior Director at the Goldman Sachs Group, which he joined in 1983. During his service at Goldman Sachs, Mr. Kaplan had a broad range of responsibilities, providing him with a regionally diverse and practical knowledge of financial, operational and regulatory issues within the financial services industry. At Goldman Sachs, Mr. Kaplan served as vice chairman from 2002 to 2006, with oversight responsibility for the Investment Banking and Investment Management Divisions, and as a member of the firm’s Management Committee from 2002 to 2006. He served as the global co-head of the Investment Banking Division from 1999 through 2002 and was the co-chief operating officer at Global Investment Banking from 1998 to 1999. Mr. Kaplan became the head of the Americas Corporate Finance Department in 1994 and the co-head of Asia-Pacific Investment Banking from 1990 through 1993. Mr. Kaplan was also a member of the board of directors of Bed, Bath and Beyond, Inc., an NYSE-listed retailer, from 2004 until 2009.

Mr. Kaplan is actively involved in community activities, acting since 2000 as co-chairman of the board of Project A.L.S., a not-for-profit dedicated to neurodegenerative disease research, and as co-chairman since 1998 of the board of the Teak Fellowship, a not-for-profit which provides academic support to low-income students from New York City. Mr. Kaplan has also served as co-chair of the executive committee for Harvard University Office of Sustainability Greenhouse Gas Emission Implementation Planning. Since 2008 he has been a trustee of the Ford Foundation, and the Jewish Theological Seminary since 2004.

In 2006, Mr. Kaplan was appointed by the Governor of Kansas as a member of the Kansas Healthcare Policy Authority Board. He has been a member of the Investors Advisory Committee on Financial Markets of the Federal Reserve Bank of New York. Mr. Kaplan received his B.S. from the University of Kansas, and an M.B.A. from Harvard University and also was previously employed as a Certified Public Accountant for Peat Marwick Mitchell & Co.

CHARLES R. LAMANTIA	Age 70, Director since 1993

Dr. Charles R. LaMantia retired in July of 1999 as Chairman and Chief Executive Officer of Arthur D. Little, Inc., a worldwide professional service company with activities in management consulting, technology and product development, and environmental, health and safety. He served as president and chief operating officer of Arthur D. Little, Inc. from 1986 to 1988 and served as president and chief executive officer from 1988 to 1998. He initially joined Arthur D. Little in 1967. From 1981 to 1986, Dr. LaMantia served as president and chief executive officer of Koch Process Systems Inc., an integrated engineering and manufacturing company owned by Koch Industries, Inc. Dr. LaMantia has served on State Street’s board for seventeen years, giving him insight into the company’s development and of its operations and business model over an extended period, along with perspective on the significance of new developments. Dr. LaMantia has authored more than 40 papers and articles and is the co-inventor of three U.S patents. Since November 2004, Dr. LaMantia has served on the board of directors of NeuroMetrix, Inc., a NASDAQ listed science focused medical device company that advances patient care through the development and marketing of innovative medical devices. Dr. LaMantia served as an officer in the United States Navy.

Dr. LaMantia’s community involvement has included serving on the advisory board of the Carroll School of Management of Boston College. He has also served on boards of several not-for-profit organizations including New England Medical Center and the Boston Public Library Foundation, as well as working on the advisory boards of WGBH, the Museum of Science, Columbia Engineering and the Woods Hole Oceanographic Institute. Dr. LaMantia received B.A., B.S., M.S., and Sc.D. degrees from Columbia University and attended the Advanced Management Program at Harvard Business School. He was a Sloan Foundation Fellow, a National Science Foundation Fellow, and is a member of Phi Beta Kappa and Tau Beta Pi.

RONALD E. LOGUE	Age 64, Director since 2000

Mr. Logue retired from his role as Chief Executive Officer of State Street, effective March 1, 2010, and currently serves as the non-executive Chairman of the Board of State Street. He was appointed to the role of Chairman and Chief Executive Officer in June 2004. This role entailed responsibilities over all aspects of State Street’s business, governance, operations, financial matters, strategy, regulatory matters and employees. Mr. Logue joined State Street in 1990 as Senior Vice President and head of investment servicing for U.S. mutual funds. He was elected Vice Chairman in 1999, Chief Operating Officer in 2000 and President in 2001. As President and Chief Operating Officer, he was responsible for overseeing State Street’s investment servicing, securities finance and investment research and trading activities, as well as information technology.

Mr. Logue, a native of Boston, is an active member of the community. Since 2001, he has been a director of the Metropolitan Boston Housing Partnership, a nonprofit, low-income housing organization. Since 2007, he has been a director of the Institute of Contemporary Art, and since 2006 he has been a director of the United Way of Massachusetts Bay. Since 2006, he has also served as a member of the board of overseers of the Museum of Fine Arts, Boston. He received his B.S. and M.B.A. degrees from Boston College.

RICHARD P. SERGEL	Age 60, Director since 1999

Mr. Sergel served as President and Chief Executive Officer of the North American Electric Reliability Corporation (NERC), a self-regulatory organization for the bulk electricity system in North America from 2005 through his retirement from that position in 2009. Prior to joining NERC, he spent twenty five years with the New England Electric System, a NYSE-listed electric utility (and its successor company, National Grid USA) serving as President and Chief Executive Officer from 1998 to 2004.

Mr. Sergel’s community activities included his service on the board of directors for Jobs for Massachusetts, the Greater Boston Chamber of Commerce, the board of trustees of the Merrimack Valley United Way, Chairman of the Consortium for Energy Efficiency, audit committee service for the Town of Wellesley, Massachusetts and trustee of the Worcester Art Museum.

Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina State University, and an M.B.A. from the University of Miami. He served in the United States Air Force reserve from 1973 to 1979.

RONALD L. SKATES	Age 68, Director since 2002

Ronald L. Skates currently is a private investor. He served as Chief Executive Officer and President of Data General Corp., which manufactured multi-user computer systems such as minicomputers, workstations, servers and storage devices from November 1989 until October 1999 when EMC Corporation acquired the company. For Data General, he was Senior Vice President of Finance and Administration from November 1986 to August 1988, Executive Vice President and Chief Operating Officer from August 1988 to November 1989 and Chief Financial Officer from November 1986 to August 1987. He began his career at PricewaterhouseCoopers as a Certified Public Accountant and served as an Audit Partner from July 1976 to November 1986. Since 2003, Mr. Skates has been a director at Raytheon Company, an NYSE-listed developer of technological products specializing in defense, homeland security and other government markets throughout the world. On the Raytheon board of directors, Mr. Skates serves as chairman of the audit committee, member of the executive committee and a member of the governance and nominating committee. Since 2003, he has been a director of Courier Corporation, an NASDAQ-listed full-service book manufacturer and specialty publisher, and he currently serves as the chairperson of the audit and finance committee, member of the compensation and management development committee and a member of the nominating and corporate governance committee. Since 2002 he has also been a director of Gilbane, Inc. a privately held, family owned construction and real-estate company. These positions offer him a broad exposure to addressing governance matters in a diversity of industries. From 2000 to 2005, he served as a director of Cabot Microelectronics Corp., an NYSE-listed supplier of sophisticated polishing compounds and a provider of polishing pads which serve as components for modern electronics. During his tenure at Cabot Microelectronics Corp., Mr. Skates was the chairman of compensation committee from 2001-2005 and a member of nominating and corporate governance from 2001 to 2005.

Mr. Skates is a trustee emeritus of The Massachusetts General Hospital and a trustee of the Massachusetts General Physicians Organization. He holds B.A. (cum laude) and M.B.A. degrees from Harvard University.

GREGORY L. SUMME	Age 53, Director since 2001

Mr. Gregory L. Summe is the Vice Chairman of Global Buyout for The Carlyle Group, a leading private equity firm. Prior to joining The Carlyle Group in 2009, Mr. Summe was a senior advisor at Goldman Sachs Capital Partners, a private equity business affiliated with Goldman Sachs, from 2008 to 2009. Mr. Summe is the former Chairman and Chief Executive Officer of PerkinElmer, Inc., an NYSE-listed global health science company. He served as President of PerkinElmer from 1998-2007 as Chief Executive Officer from 1999-2008 and as Chairman from 1999-2009. During his tenure at PerkinElmer, Mr. Summe was responsible for changing the business from a diversified defense contractor to a global technology leader in health sciences. Prior to PerkinElmer, Mr. Summe served at AlliedSignal (now Honeywell International) from 1993 to 1998, successively as the President of General Aviation Avionics, President of Aerospace Engines, and the President of the Automotive Products Group. From 1992 to 1993, Mr. Summe was the general manager of commercial motors at General Electric and an associate and then partner at McKinsey & Co., a management consulting firm, from 1983 to 1992.

Mr. Summe currently serves as the Lead Director of State Street and is a director of Automatic Data Processing (ADP), Inc. He is also active in a variety of charitable and educational community activities. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School of the University of Pennsylvania. He has published a number of articles in the Harvard Business Review, Electronic Business, and various technical journals and is in the Engineering Hall of Distinction at the University of Kentucky.

ROBERT E. WEISSMAN	Age 69, Director since 1989

Mr. Weissman is State Street’s longest serving director, and he provides a mature confidence and global vision of businesses, including the evolving roles and responsibilities of directors. Since 2001, Mr. Weissman has served as a director of Pitney Bowes Inc., an NYSE-listed provider of mail equipment, where he has served on the audit, governance and compensation committees. Additionally, Mr. Weissman has been a director at NYSE-listed advisory firm, Information Services Group, Inc., since 2006, where he has served on the compensation, governance and audit committees. Since 2001, Mr. Weissman has also been a director at NYSE-listed Cognizant Technology Solutions Corporation, a leading provider of information technology, consulting and business-process outsourcing, devoting his time to the compensation and governance committees. Mr. Weissman has been the chairman of Shelburne Investments, a private investment company that works with emerging companies in the United States and Europe, since 2001. Mr. Weissman served as the chairman and chief executive officer of IMS Health Incorporated, an NYSE-listed leading provider of information to the pharmaceutical and healthcare industries, from 1997 to 2000. From 1996 to 1997, he was chairman and chief executive officer of Cognizant Corporation, the former parent company of IMS Health Inc. Mr. Weissman was chairman and chief executive officer of The Dun & Bradstreet Corp. from 1994 to 1996 and president and chief operating officer from 1985 to 1994.

Mr. Weissman’s community activities include acting as the vice chairman of the board of trustees of Babson College. Mr. Weissman received a degree in Business Administration and an honorary Doctor of Laws degree from Babson College.

ITEM 2 – NON-BINDING ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 2 on your proxy card)

The Board of Directors recommends that shareholders approve the non-binding advisory proposal on executive compensation described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the advisory proposal.

State Street maintains an executive compensation program with the goals of attracting, retaining and motivating superior executives and rewarding them for meeting State Street’s short-term and longer-term financial and strategic goals, and driving corporate financial performance and stability, in a manner aligned with appropriate risk management principles. The program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our shareholders. The overall program is described in this proxy statement under the heading “Executive Compensation” and specifically in the “Compensation Discussion and Analysis” section. In addition, for its 2008 incentive compensation process, we initiated a specific risk review of our incentive compensation practices for our senior executive officers. For our 2009 incentive compensation process, we have expanded this review to include an evaluation of our general compensation programs in light of issued and proposed regulatory guidance on the alignment of incentive compensation and risk management. This review is described in this proxy statement under the heading “Executive Compensation – Alignment of Incentive Compensation and Risk.”

At our 2009 annual meeting of shareholders, held May 20, 2009, we proposed a non-binding advisory shareholder vote on executive compensation. Our shareholders voted to approve that proposal. At the time, we were participating, at the invitation of the U.S. Department of the Treasury, as one of the first nine banks to lead the U.S. Treasury’s TARP Capital Purchase Program. Under the provisions of that program, designed to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy, we were required to include a non-binding advisory shareholder vote on executive compensation in our proxy statement for approval by our shareholders at the annual meeting. In June 2009, we repaid the U.S. Treasury’s TARP Capital Purchase Program investment in full and in early July 2009 concluded our participation in that program in full by repurchasing the common stock purchase warrant we issued to the U.S. Treasury in connection with its investment. We are therefore no longer required to propose to our shareholders a non-binding advisory shareholder vote on executive compensation at our annual shareholder meeting. However, our Board of Directors and Executive Compensation Committee nonetheless have determined, in light of the proposal voted upon at the 2009 annual meeting of shareholders and evolving developments in corporate governance, to include such a proposal again at our 2010 annual meeting of shareholders.

The advisory vote is non-binding. In addition, the vote may not be construed as overruling any decision by the Board. Although non-binding, the Executive Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The text of the vote presented for your approval is as follows:

VOTED:	That the compensation of State Street’s executives, as disclosed pursuant to the SEC’s compensation disclosure rules, as set forth in this proxy statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and related material, is approved; provided, that, this resolution shall not be binding on State Street’s Board of Directors or any of its committees and may not be construed as overruling any decision by the Board or any of its committees.

ITEM 3 – RATIFICATION OF THE SELECTION

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 3 on your proxy card)

The Board of Directors recommends that shareholders approve the ratification of the selection of the independent registered public accounting firm described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the proposal.

The Examining and Audit Committee has appointed Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2010. Ernst & Young LLP has acted as our independent auditor since 1972. We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board and complies with the auditing, quality control and independence standards and rules of that Board and the SEC.

We expect that representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

While shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification to learn the opinion of shareholders on the selection. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2010. Should the selection of Ernst & Young LLP not be ratified by the shareholders, the Examining and Audit Committee will reconsider the matter. Even in the event the selection of Ernst & Young LLP is ratified, the Examining and Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if in its view such a change is in the best interests of State Street and its shareholders.

ITEM 4 – SHAREHOLDER PROPOSAL RELATING TO THE SEPARATION OF THE ROLES OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The Board of Directors unanimously recommends that you vote

AGAINST

this proposal (Item 4 on your proxy card)

The Board of Directors recommends that shareholders vote against the shareholder proposal described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted against the shareholder proposal.

Walden Asset Management, of One Beacon Street, Boston, Massachusetts 02108, the beneficial owner of approximately 73,325 shares of State Street’s common stock entitled to be voted on the proposal at the meeting and co-proponent, Benedictine Sisters of Mount St. Scholastica, of 801 S. 8th Street, Atchison, Kansas 66008, the beneficial owner of approximately 307 shares of State Street’s common stock entitled to be voted, have submitted the proposal set forth below for inclusion in the proxy statement. The text of the proposal and supporting statement, as furnished to us by the co-proponents, are as follows:

Separate Chair and CEO

State Street

RESOLVED: The shareholders request the Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the board of directors to be an independent member of the Board. This policy should be phased in for the next CEO transition.

Supporting Statement:

We believe:

•	The role of the CEO and management is to run the company.

•	The role of the Board of Directors is to provide independent oversight of management and the CEO.

•	There is a potential conflict of interest for a CEO to be her/his own overseer while managing the business.

Numerous institutional investors recommend separation. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place.

In 2009, Yale University’s Millstein Center for Corporate Governance and Performance published a Policy Briefing paper “Chairing the Board,” arguing the case for a separate, independent Board Chair.

The report was prepared in conjunction with the “Chairmen’s Forum” composed of a group of Directors. “A separate CEO and Chairman should improve corporate performance and lead to more competitive compensation practices,” said Gary Wilson, former Chair at Northwest Airlines, a Yahoo Director and a member of the Forum.

The report stated that chairing and overseeing the board is a time sensitive responsibility and that a separate Chair leaves the CEO free to manage the company and build effective business strategies.

An independent Chair also avoids conflicts of interest and improves oversight of risk. Any conflict in this role is reduced by clearly spelling out the different responsibilities of the Chair and CEO.

Many companies have independent Chairs; by 2008 close to 39% of the S&P 500 companies had boards that were not chaired by their chief executive. An independent Chair is the prevailing practice in the United Kingdom and many international markets.

Shareholder resolutions urging separation of CEO and Chair averaged 36.7% support in 2009 at 30 companies, an indication of strong and growing investor support.

Companies are recognizing increasingly that separating the Chair of the Board and Chief Executive Officer (CEO) is a sound corporate governance practice. An independent Chair and vigorous Board can improve focus on important ethical and governance matters, strengthen accountability to shareowners and help forge long-term business strategies that best serve the interests of shareholders, consumers and the company.

We urge a vote FOR this resolution. An independent Chair can enhance investor confidence in our Company and strengthen the integrity of the Board.

In consideration of the potential disruption of an immediate change, we are not seeking to replace our present CEO as Chair. To foster a simple transition, we are requesting that this policy be phased in and implemented when the next CEO is chosen in the future. When a Board declares their support for this future governance reform, the Board and prospective CEO both will be aware of this change in expectation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board believes that this proposal would unwisely reduce the flexibility of the Board to select the leadership structure that best suits State Street at any given time.

An inflexible, formal policy that always required an independent director to serve as Chairman would impair the Board’s ability to select the most effective Board leadership structure for the company during the relevant period. Currently, in making decisions about the Chairman’s identity and role, the Board considers, among other things, the overall composition of the Board, the identity and role of our Lead Director, our corporate governance, risk oversight and management practices and our overall leadership team.

As a result of a thoughtful weighing of these factors, the Board selects different leadership structures at different times. For example, the Board recently decided to separate the roles of Chairman and Chief Executive Officer. In 2009, Ronald E. Logue announced his retirement as CEO effective March 1, 2010. Following his retirement, Mr. Logue is serving as non-executive Chairman, and our recently elected Chief Executive Officer, Joseph L. Hooley, has joined our Board as a member. Gregory L. Summe continues to serve as Lead Director. The Board believes it is in shareholders’ best interest for the Board to remain able to make thoughtful decisions about board leadership structure from time to time in the future based on its evaluation of the relevant factors.

This flexibility works well for State Street, in light of our strong corporate governance structure that already provides effective independent oversight of State Street management:

■	Twelve of our fourteen directors (86%) are independent. All of our directors are elected annually. We have a majority vote standard for uncontested director elections.

■	Our Examining and Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee are all composed solely of independent directors.

■	Our independent directors regularly meet in executive session.

■

Directors have full and free access to State Street officers and employees. The Board and each Board committee has the power to retain outside legal, financial, accounting or other advisors as they may deem necessary, without consulting or obtaining the approval of any State Street officer in advance.

■

We have a strong Lead Director. Gregory L. Summe is the Lead Director of the non-management directors and is also the presiding director. Among other duties, our Lead Director conducts an annual process for reviewing the Chief Executive Officer’s performance, presides at all executive sessions of independent directors, serves as a liaison for the independent directors, establishes agendas for executive sessions and consults with the Chairman about agendas for Board meetings, information sent to the Board and the schedule of Board meetings. The Lead Director is also available for direct communication with shareholders regarding concerns about State Street. For additional information about the role of the Lead Director, see “Corporate Governance at State Street” in this proxy statement and our Corporate Governance Guidelines, available on our website.

The Nominating and Corporate Governance Committee has carefully reviewed and discussed the Millstein Center policy briefing paper cited by the proponent. The Nominating and Corporate Governance Committee is also aware of recent empirical research suggesting that companies forced to adopt “one size fits all” separate board chair proposals may suffer declines in shareholder value. The Nominating and Corporate Governance Committee and the Board believes it should continue to select a leadership structure in a way that is tailored to the needs of State Street, which may include from time to time combining the roles of CEO and Chairman to take advantage of the benefits a single corporate leader may provide. This proxy statement includes disclosure about the appropriateness of State Street’s Board leadership structure for State Street; see pages 23-24. The proposed policy would impose an unnecessary and potentially harmful restriction on the Board that is not in the best interests of shareholders.

Therefore, the Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal (Item 4 on your proxy card).

ITEM 5 – SHAREHOLDER PROPOSAL RELATING TO A REVIEW OF PAY DISPARITY

The Board of Directors unanimously recommends that you vote

AGAINST

this proposal (Item 5 on your proxy card)

The Board of Directors recommends that shareholders vote against the shareholder proposal described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted against the shareholder proposal.

The Unitarian Universalist Associate of Congregations, of 25 Beacon Street, Boston, Massachusetts 02108, the beneficial owner of approximately 669 shares of State Street’s common stock entitled to be voted on the proposal at the meeting, has submitted the proposal set forth below for inclusion in the proxy statement. The text of the proposal and supporting statement, as furnished to us by the proponent are as follows:

WHEREAS: Recent events have increased concerns about the extraordinarily high levels of executive compensation at many U.S. corporations. Concerns about the structure of executive compensation packages have also intensified, with some suggesting that the compensation system incentivized excessive risk-taking.

In a Forbes article on Wall Street pay, the director of the Program on Corporate Governance at Harvard Law School noted that, “compensation policies will prove to be quite costly – excessively costly- to shareholders.” Another study by Glass Lewis & Co. declared that compensation packages for the most highly paid U.S. executives “have been so over-the-top that they have skewed the standards for what’s reasonable.” That study also found that CEO pay may be high even when performance is mediocre or dismal.

In 2008, Federal Appeals Court Judge Richard Posner stated that, “executive pay is out of control and the marketplace cannot be trusted to rein it in.” Legislative attempts to address executive compensation include the Excessive Pay Shareholder Approval Act, which mandates that no employee’s compensation may exceed 100 times the average compensation paid to all employees of a given company unless at least 60% of shareholders vote to approve such compensation.

A 2008 piece in BusinessWeek revealed that, “Chief executive officers at companies in the Standard & Poor’s 500-stock index earned more than $4,000 an hour each [in 2007].” It also noted that an S&P 500 CEO had to work, on average, approximately 3 hours in 2007 “to earn what a minimum wage worker earned for the full year.”

A September 2007 study of Fortune 500 firms showed that top executives’ pay averaged $10.8 million the previous year, or more than 364 times the pay of the average U.S. worker. Another study by the Economic Policy Institute found that between 1989 and 2007, average CEO pay rose by 163% while the wages of the average worker in the United States rose by only 10%.

RESOLVED: Shareholders request the Board’s Compensation Committee initiate a review of our company’s executive compensation policies and make available, upon request, a summary report of that review by October 1, 2010 (omitting confidential information and processed at a reasonable cost). We request that the report include –

1.	A comparison of the total compensation package of senior executives and our employees’ median wage in the United States in July 2000, July 2004 & July 2009.

2.	An analysis of changes in the relative size of the gap and an analysis and rationale justifying this trend.

3.	An evaluation of whether our senior executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) are “excessive” and should be modified to be kept within reasonable boundaries.

4.	An explanation of whether sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of senior executive pay to “more reasonable and justifiable levels” and whether Goldman Sachs [sic] should monitor this comparison going forward.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board believes that preparing a special report on pay differentials is unnecessary, would not be an effective use of State Street’s resources and would not be in the best interests of our shareholders.

Our proxy statement provides more meaningful information for shareholders about the compensation paid to our executives than the analysis requested by this proposal. The proxy statement includes a detailed discussion of our compensation goals and methods. As described under the heading “Executive Compensation,” the Executive Compensation Committee has direct responsibility for executive officer compensation plans, policies and programs at State Street and for establishing the overall compensation philosophy for executive officers. The Executive Compensation Committee consists entirely of independent directors. The goals of our compensation program for executive officers are to attract, retain and motivate superior executives and reward them for meeting State Street’s short-term and longer-term financial and strategic goals, and to drive corporate financial performance and stability, in a manner aligned with appropriate risk management principles. The disclosures in our proxy statement provide detailed information that allows shareholders to assess the reasonableness of State Street’s executive compensation.

Moreover, our Board has voluntarily included in this proxy statement a non-binding advisory vote on executive compensation. This vote lets State Street shareholders express their views directly about State Street’s executive compensation programs and compensation disclosure. The Executive Compensation Committee will take into account the outcome of the vote on Item 2 when considering future executive compensation arrangements.

Our Board recognizes that all of our employees make important contributions to our success. The State Street Corporation Incentive Compensation Plan applies to almost every State Street employee, including all levels of employees from associate to CEO, and State Street is committed to paying all of our employees competitive wages and benefits in accordance with their job responsibilities and performance. We seek to compensate each individual, executive or non-executive, at a level that recognizes the individual’s experience, performance and level of responsibility. Compensation should be competitive with that of persons performing similar jobs at other companies with which we compete for employee talent.

The Board and the Executive Compensation Committee believe that our compensation philosophy and the procedures for determining the compensation of our executive officers and all of our employees, including our emphasis on performance-based elements, are in the best interests of our shareholders.

The compensation report requested by the proposal is not customary and may place State Street at a competitive disadvantage. We also note that this shareholder proposal requests that the report include analysis of whether “Goldman Sachs” should monitor comparisons of State Street’s compensation policies going forward. We do not believe it would be appropriate for Goldman Sachs to monitor State Street’s compensation policies.

Therefore, the Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal (Item 5 on your proxy card).

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented for action at the annual meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. See “General Information – Could other matters be decided at the meeting?” on page 4.

CORPORATE GOVERNANCE AT STATE STREET

State Street is a financial holding company whose principal subsidiary is State Street Bank and Trust Company, which we refer to as the “Bank.” State Street and the Bank are each organized under the laws of the Commonwealth of Massachusetts. In accordance with Massachusetts law and State Street’s by-laws, our Board of Directors has responsibility for overseeing the conduct of our business. Our Board is committed to strong corporate governance practices and is intent on maintaining the reputation for quality, integrity and high ethical standards that State Street has established over many years.

State Street’s Board of Directors, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines. Among other things, the Guidelines describe the role of the Board of Directors, its responsibilities and functions, the director qualification and selection process, the role of the Lead Director and the guidelines on director independence. The Guidelines contain categorical standards for determining director independence in accordance with the listing standards of the NYSE. In general, these categorical standards would prohibit a director from qualifying as an independent director if the director (and in certain circumstances, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with State Street, its external or internal auditors, or other companies that do business with State Street (including employment by State Street, receipt of a specified level of direct compensation from State Street other than director fees and compensation committee interlocks). The categorical standards also provide specified relationships that by themselves, would not impair independence. The portion of the Guidelines addressing director independence is attached as Appendix A to this proxy statement. The full Guidelines are available on our website at www.statestreet.com. In addition to the Guidelines, the charters for each committee of the Board and our Standard of Conduct for Employees, Standard of Conduct for Directors and Code of Ethics for Senior Financial Officers are also available on our website. Except as may be specifically incorporated by reference in this proxy statement, information on our website is not part of this proxy statement.

Pursuant to the Guidelines, the Board undertook a review of director independence in February 2010. As provided in the Guidelines, the purpose of this review was to determine whether any relationship or transaction was inconsistent with a determination that the director was independent. As a result of this review, the Board, after review and recommendation by the Nominating and Corporate Governance Committee, determined that each of Mses. Fawcett and Hill and Messrs. Burnes, Coym, de Saint-Aignan, Gruber, Kaplan, LaMantia, Sergel, Skates, Summe and Weissman meets the categorical standards for independence under the Guidelines, has no material relationship with State Street and satisfies the qualifications for independence under listing standards of the NYSE. In making this determination, the Board considered that each of these individuals, or their respective family members, has relationships or arrangements that fall within the categorical standards established by our Guidelines as not impairing an individual’s independence. These individuals represent all of our non-management directors, except for Mr. Logue, our Chairman of the Board. Mr. Logue is recently retired as our Chief Executive Officer and as such does not meet the categorical standards of independence. In determining the independence of the other non-management directors, the Board considered transactions between State Street and the relevant directors, members of their respective immediate families or entities with which the respective directors are associated, including the following types of transactions, all of which were deemed to be immaterial under the categorical standards for independence under the Guidelines: commercial relationships with an entity for which the State Street director or family member serves as non-employee director or owner of less than a 10% interest and with respect to which the director was uninvolved in the negotiations (Mses. Fawcett and Hill and Messrs. de Saint-Aignan, Skates, Summe and Weissman); and commercial relationships with an entity for which the State Street director or family member serves as an employee, consultant or executive officer where the director does not receive any special benefits from the transaction and the annual payments to or from the entity are equal to or less than the greater of $1 million or 2% of the consolidated gross annual revenues of the other entity during the most recent completed fiscal year (Ms. Hill and Mr. Kaplan). We have one management director on the Board, Mr. Hooley, our Chief Executive Officer.

Although State Street does not have a formal policy regarding attendance of directors at the annual meeting, all directors are encouraged to attend. Of the thirteen directors then on the Board, twelve attended the 2009 annual meeting.

State Street has established and maintains internal controls and procedures designed to ensure the integrity and accuracy of its consolidated financial statements and control of its assets, and has established and maintains disclosure controls and procedures designed to ensure that State Street is able to timely record, process and report the information required for public disclosure. State Street is dedicated to maintaining the high standards of financial accounting and reporting that we have established over many years of service to shareholders, employees and clients.

We have a Standard of Conduct for Directors, which together with the Standard of Conduct for Employees, promotes ethical conduct and the avoidance of conflicts of interest in conducting our affairs for directors, officers and employees. We also have a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer) as required by the Sarbanes-Oxley Act and the SEC rules thereunder. Any waiver for directors, senior financial officers or executive officers from a provision of the Standard of Conduct for Directors, the Standard of Conduct for Employees or the Code of Ethics for Senior Financial Officers may only be granted by the Board and will be posted on our website at www.statestreet.com.

State Street received a shareholder proposal from Trillium Asset Management Corporation with respect to the transparency, accountability and oversight of our corporate political contributions and payments to trade associations or other tax-exempt organizations that are used for political purposes. We have not in recent years made corporate political contributions but recognize that this is an issue of increasing interest to corporate shareholders particularly in light of efforts at financial regulation reform. We will explore current and emerging practices among public companies and evaluate the appropriateness for State Street of further enhancing our current policy in regard to this issue, in 2010. Trillium’s proposal was withdrawn in response to this commitment.

Composition of the Board and Director Selection Process

In connection with nominating directors each year and evaluating the need for new director candidates, the Nominating and Corporate Governance Committee, with input from the entire Board and management, focuses on the Board’s capabilities and functioning as a whole, including skill sets, diversity, specific business background and global or international experience. The Board expects all nominees to possess the following attributes or characteristics:

■	unquestionable business ethics, irrefutable reputation and superior moral and ethical standards;

■	informed and independent judgment with a balanced perspective, financial literacy, mature confidence, high performance standards, and incisiveness;

■

ability and commitment to attend Board and committee meetings and to invest sufficient time and energy in monitoring management’s conduct of the business and compliance with State Street’s operating and administrative procedures; and

■	a global vision of business with the ability and willingness to work closely with the other Board members.

Taken as a whole, the Board expects one or more of its members to have the following skill sets, specific business background and global or international experience:

■	experience in the financial services industry;

■	experience as a senior officer of a well-respected public company;

■	experience as a senior business leader of an organization active in the company’s key international growth markets;

■	experience in key disciplines, such as risk management, of significant importance to the company’s overall operations; and

■	qualification as an audit committee financial expert (as defined by applicable SEC rules).

The director biographies on pages 8 to 14 indicate each nominee’s experience, qualifications, attributes and skills that led the Board to conclude he or she should continue to serve as a director of State Street. The Board believes that each of the nominees has had substantial achievement in his or her personal and professional pursuits, and has talents, experience and integrity that will contribute to the best interests of State Street and to long-term shareholder value, and the nominees as a group possess the skill sets, specific business background and global or international experience that the Board desires.

State Street does not have a formal policy with respect to diversity, but taken as a whole, strives to have a Board that reflects the diversity (in terms of a number of characteristics, including, gender, race, national origin, age and tenure on the Board) of the company’s key stakeholders and of the various communities in which the company operates. Presently, the Nominating and Corporate Governance Committee and the Board believe the composition of the Board is reflective of this diversity. As noted above, the Nominating and Corporate Governance Committee includes diversity as a consideration in making its recommendations for nominees for director.

In carrying out its responsibility to find the best qualified candidates for directors, the Nominating and Corporate Governance Committee will consider proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the Chair of the Nominating and Corporate Governance Committee, c/o the Office of the Secretary of State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111 (facsimile number (617) 664-8209). The Committee seeks to identify individuals qualified to become directors, consistent with the above criteria established by the Board for director candidates.

The Committee’s process for identifying and evaluating candidates includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, and considering proposals from a number of sources, such as from members of the Board, members of management, employees, shareholders and industry contacts. The Committee’s charter grants it the authority to retain a search firm to assist in conducting this search. Upon identifying a possible candidate, from whatever source, the Committee makes an initial evaluation as to whether the individual would be expected to qualify under the criteria established by the Board for director candidates. A possible candidate whom the Committee feels is an individual who could qualify under the criteria established by the Board is then further evaluated through a process which may include obtaining and examining the individual’s resume, speaking with the person who has recommended the individual, speaking with others who may be familiar with the individual, interviews by members of the Committee with the individual, discussion at the Committee level of the individual’s possible contribution to State Street and, if appropriate, voting on the individual as a candidate. The Committee evaluates possible nominees for director without regard to whether an individual is recommended by a shareholder or otherwise.

Board Leadership Structure

Consistent with the management succession plan announced on October 22, 2009 and approved by State Street’s Board of Directors, effective March 1, 2010 Ronald E. Logue retired as State Street’s Chief Executive Officer. Following his retirement, Mr. Logue now serves as non-executive Chairman of State Street’s Board of Directors, and with re-election as a director at the 2010 annual meeting of shareholders, will continue to serve in that role until his expected retirement as a director on January 1, 2011. Mr. Joseph L. Hooley, previously serving as President and Chief Operating Officer, has, effective March 1, 2010, begun to serve as President and Chief Executive Officer. State Street’s Board of Directors also elected Mr. Hooley as a director effective October 22, 2009. As Chairman, Mr. Logue presides at all meetings of the Board of Directors during which he is present, works with the Chief Executive Officer to establish the agendas for these meetings and serves as a resource to senior management and the Board on strategic and operational and other business and industry matters.

Mr. Gregory L. Summe is the Lead Director of the non-management directors and is also the presiding director. As such, his duties include presiding at all meetings of the Board at which the Chairman is not present, including at executive sessions of non-management directors, serving as a liaison between the Chief Executive Officer, Chairman and the non-management directors, establishing the agenda for executive sessions and consulting with the Chief Executive Officer and the Chairman as to, and approving, the agendas for Board meetings, information sent to the Board and the schedule of Board meetings. The Lead Director conducts an annual process for reviewing the performance of the Chief Executive Officer. The Lead Director is authorized to call meetings of the non-management directors. The Lead Director also communicates with the Chairman and the Chief Executive Officer to provide feedback and also to implement the decisions and recommendations of the non-management directors. The non-management directors meet in executive session at every regularly scheduled meeting of the Board. The independent directors meet in executive session at least quarterly or more frequently as needed.

The meetings of the independent directors promote additional opportunities, outside the presence of management, for the directors to engage together in discussion of pending and other important matters, and the regularity of these meetings fosters a continuity for these discussions and allows for a greater depth and scope to the matters discussed. The role of the Lead Director provides another method to communicate the perspectives of the independent directors, including the matters discussed at the separate meetings of the independent directors, and to effectively integrate those perspectives into Board agendas and materials.

Communication with the Board of Directors:

Shareholders and interested parties who wish to contact the Board of Directors or Lead Director of the Board should address correspondence to the Lead Director in care of the Corporate Secretary. The Corporate Secretary will review and forward correspondence to the Lead Director or appropriate person or persons for response.

Lead Director of State Street Corporation

c/o Office of the Secretary

One Lincoln Street

Boston, MA 02111

In addition, State Street has established a procedure for communicating directly with the Lead Director regarding concerns about State Street or its conduct, including complaints about accounting, internal accounting controls, or auditing matters. An interested party who wishes to contact the Lead Director may use any of the following methods, which are also described on State Street’s website at www.statestreet.com:

Telephone:	Posted Mail:	Internet:

From within the United States:	The Network	www.tnwinc.com/webreport
1-888-736-9833 (toll-free)	ATTN: State Street
333 Research Court
Norcross, GA 30092
USA

For country specific phone numbers please visit www.statetstreet.com.

The Lead Director may forward to the Examining and Audit Committee, or to another appropriate group or department, any concerns the Lead Director receives for appropriate review. The Lead Director periodically reports to the non-management directors as a group regarding concerns received.

Meetings of the Board of Directors

During 2009, the Board of Directors held sixteen meetings and each of the directors attended 75% or more of the total of all meetings of the Board and all meetings of the committees of the Board on which such director served during the year (during the period that such director served). Each member of the Board is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held sixteen meetings during 2009. Each member of State Street’s Executive Committee, Risk and Capital Committee and Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

Committees of the Board of Directors

The Board of Directors has the following committees to assist it in carrying out its responsibilities, each of which operates under a written charter, a copy of which is available on our website at www.statestreet.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, has been approved by the Board.

Examining and Audit Committee. The Examining and Audit Committee has direct responsibility for the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm for State Street, and sole authority to establish pre-approval policies and procedures for all audit engagements and for any non-audit engagements with the independent auditor. The Committee also oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations, corporate policies, and the qualifications, performance and independence of State Street’s independent auditor. The Committee acts on behalf of the Board in monitoring and overseeing the performance of the internal audit function at State Street and in reviewing certain communications with bank regulatory authorities. Specific functions and responsibilities of the Committee are set forth in the charter of the Committee, and the Committee reports periodically to the Board as appropriate. The Committee’s members are Charles R. LaMantia, Chair; Kennett F. Burnes, David P. Gruber and Ronald L. Skates. During 2009, the Committee held twenty-three meetings.

The Board of Directors has determined that the Examining and Audit Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and the rules and regulations under the Securities Exchange Act of 1934. Further, all of the members of the Committee are financially literate, based upon their education and experience, as such qualification under the listing standards of the NYSE is interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that all members of the Committee satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, and have accounting or related financial management expertise as such qualification under the listing standards of the NYSE is interpreted by the Board. None of the members of the Committee serves on more than two other audit committees of public companies.

Executive Committee. The prior Executive Committee was renamed and repurposed to form the Risk and Capital Committee in May 2009. In doing so, the Board created a new Executive Committee authorized to exercise all the powers of the Board of Directors, except as otherwise limited by the laws of the Commonwealth of Massachusetts or its charter. The purpose and function of the Committee is to review, approve and act on matters on behalf of the Board of Directors at times when it is not practical to convene a meeting of the full Board to address such matters. The Committee, dependent on its meeting activities, if any, reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. The Committee’s members are Ronald E. Logue, Chair, David P. Gruber, Charles R. LaMantia, Richard P. Sergel and Gregory L. Summe. The Committee did not meet in 2009.

Executive Compensation Committee. The Executive Compensation Committee oversees the operation of all compensation plans, policies and programs of the Company in which officers who are Section 16 reporting persons participate and certain other incentive, retirement, welfare and equity plans in which all other employees participate. Acting together with the other independent directors, the Committee annually reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation, evaluates the chief executive officer’s performance, and reviews, determines and approves, in consultation with the other independent directors, the chief executive officer’s compensation level. In addition, the Committee reviews, evaluates and approves the total compensation of all Section 16 officers and oversees State Street’s incentive plans. The Committee is also responsible for approving the terms and conditions of employment and any changes thereto, including any restrictive provisions, severance arrangements, and special arrangements or benefits, of any Section 16 officer. The Committee adopts equity grant guidelines from time to time in connection with its overall responsibility for all equity plans, and monitors stock ownership of executive officers. The Committee reports periodically to the Board, as appropriate and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Richard P. Sergel, Chair; Amelia C. Fawcett, Linda A. Hill, Robert S. Kaplan and Robert E. Weissman. None of these individuals is or has been an officer or employee of State Street or the Bank. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and the rules and regulations under the Securities Exchange Act of 1934. During 2009, the Committee held eleven meetings.

In September 2007, Dr. Hill entered into an agreement to provide consulting and related services to a management consulting firm on an ongoing basis. Under the applicable Internal Revenue Service Regulations, Dr. Hill may possibly not be deemed an outside director for purposes of Section 162(m) of the Internal Revenue Code as a result of past or potential future State Street engagements of the management consulting firm, although Dr. Hill may be uninvolved in those engagements. Accordingly, in December 2007, the Board of Directors created a subcommittee of the Executive Compensation Committee and appointed Messrs. Sergel (Chair) and Weissman and Ms. Fawcett as members of the subcommittee. The purpose and authority of the subcommittee is to perform all functions of the Executive Compensation Committee related to the qualification of performance-based compensation for applicable exemptions under Section 162(m), including establishing and administering performance goals and certifying the attainment of those goals. Each of Mr. Sergel, Ms. Fawcett and Mr. Weissman qualify as outside directors for purposes of Section 162(m) and as non-employee directors for purposes of SEC Rule 16b-3. All references to the Executive Compensation Committee in this proxy statement include the subcommittee, as appropriate.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s principal responsibilities are to assist the Board in overseeing the company’s succession planning process, identifying and recommending nominees for directors of State Street, to recommend to the Board director nominees for each committee, to provide leadership in shaping our corporate governance, including the Corporate Governance Guidelines, and to lead the Board in its annual review of the Board’s performance. The Committee is also responsible for reviewing and approving State Street’s related-person transactions and reviewing the amount and form of director compensation. The Committee reports periodically to the Board, as appropriate and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Gregory L. Summe, Chair; Peter Coym, Linda A. Hill and Ronald L. Skates. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and the rules and regulations under the Securities Exchange Act of 1934. During 2009, the Committee held seven meetings.

Risk and Capital Committee. In May 2009, the Board renamed the prior Executive Committee as the Risk and Capital Committee to better reflect its primary purposes. At that time, the Board also approved a new charter for the Risk and Capital Committee. The Committee is responsible for the oversight relating to State Street’s assessment and management of risk, including market, operational, fiduciary, interest rate, liquidity, business and credit risks and related policies. In addition, the Committee provides oversight on strategic capital governance principles and controls and monitors capital adequacy in relation to risk. The Risk and Capital Committee is also responsible for discharging the duties and obligations of the Board under applicable Basel II requirements. The Committee reports periodically to the Board, as appropriate and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are David P. Gruber, Chair; Kennett F. Burnes, Patrick de Saint-Aignan, Amelia C. Fawcett, Charles R. LaMantia and Ronald L. Skates. Mr. Ronald E. Logue resigned as a member of the Committee effective March  1, 2010. During 2009, the Committee held twelve meetings.

Related Person Transactions

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which State Street is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), who we refer to as “related persons,” has a direct or indirect material interest.

A related person proposing to enter into such a transaction, arrangement or relationship must report the proposed related-person transaction to State Street’s Chief Legal Officer. The policy calls for the proposed related-person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to the transaction. If advance review is not practicable or was otherwise not obtained, the Committee will review, and, if deemed appropriate, may ratify the related-person transaction. The policy also permits the Chairman of the Committee to review and, if deemed appropriate, approve proposed related-person transactions that arise between Committee meetings, in which case they will be reported to the full Committee at its next meeting. Any related-person transactions that are ongoing in nature will be reviewed annually.

A related-person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee (or the Committee Chairman) after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee (or the Committee Chairman) will review and consider:

■	the related person’s interest in the related-person transaction;

■	the approximate dollar value of the amount involved in the related-person transaction;

■	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

■	whether the transaction was undertaken in the ordinary course of State Street’s business;

■	whether the transaction with the related person is on terms no less favorable to State Street than terms that could be reached with an unrelated third party;

■	the purpose of, and the potential benefits to State Street of, the transaction; and

■

any other information regarding the related-person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the related-person transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, State Street’s best interests. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on State Street or the related person in connection with approval of the related-person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related-person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related-person transactions for purposes of this policy:

■

interests arising solely from the related person’s position as an executive officer, employee or consultant of another entity (whether or not the person is also a director of such entity) that is a party to the transaction, where (a) the related person and his or her immediate family members do not receive any special benefits as a result of the transaction and (b) the annual amount involved in the transaction equals less than the greater of $1 million or 2% of the consolidated gross revenues of the other entity that is a party to the transaction during that entity’s last completed fiscal year; or

■

transaction that involves discretionary charitable contributions from State Street to a tax-exempt organization where a related person is a director, trustee, employee or executive officer, provided the related person and his or her immediate family members do not receive any special benefits as a result of the transaction, and further provided that, where a related person is an executive officer of the tax-exempt organization, the amount of the discretionary charitable contributions in any completed year in the last three fiscal years is not more than the greater of $1 million, or 2% of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

Based on information provided by the directors and executive officers, and obtained by the legal department, no related-person transactions were required to be reported in this proxy statement under applicable SEC regulations. In addition, neither State Street nor the Bank had extended a personal loan or extension of credit to any directors or executive officers.

EXECUTIVE COMPENSATION

Process and Procedures for Considering and Determining

Executive and Director Compensation

The Executive Compensation Committee of the Board of Directors has direct responsibility for executive officer and, for 2009, director, compensation plans, policies and programs at State Street and for establishing the overall compensation philosophy for executive officers. In this “Executive Compensation” section of this proxy statement, we refer to the Executive Compensation Committee as, the Committee. Beginning in 2010, the Nominating and Corporate Governance Committee of the Board will assume the Committee’s responsibilities with respect to director compensation.

Executive Compensation

Under its charter, the Committee is required to approve the compensation of all of our executive officers, other than the chief executive officer, and to act with the other independent directors on the Board to approve the chief executive officer’s compensation. For 2009, our executive officers included the five officers named in the tables and related disclosures beginning on page 46 of this proxy statement: Ronald E. Logue, Chairman and Chief Executive Officer, Edward J. Resch, Executive Vice President and Chief Financial Officer, Joseph L. Hooley, President and Chief Operating Officer, James S. Phalen, Executive Vice President, and Jeffrey N. Carp, Executive Vice President and Chief Legal Officer. On March 1, 2010, consistent with State Street’s announced management transition plan, Mr. Logue retired, and Mr. Hooley succeeded him, as Chief Executive Officer. Mr. Logue now serves as our non-executive Chairman of the Board, and with re-election as a director at the annual meeting, will continue to serve in that role until his expected retirement as a director on January 1, 2011. We refer to Messrs. Logue, Resch, Hooley, Phalen and Carp in this proxy statement as, our named executive officers. The process for determining the compensation of our executive officers who are not named executive officers is materially consistent with the process for our named executive officers (other than Mr. Logue).

The Committee has directly retained the services of Hewitt Associates to provide compensation consulting and compensation data services to the Committee in connection with its annual review of executive compensation. Hewitt Associates regularly participated in meetings and executive sessions of, and advised, the Committee in connection with its services. Hewitt Associates also provided other services to State Street during 2009, consisting primarily of employment and compensation research, reporting and consultancy services in markets outside of the United States. During 2009, less than 5% of the aggregate fees paid by State Street to Hewitt Associates were for these other services.

The Committee believes that in order for its compensation consultant to provide the Committee with appropriate counsel regarding compensation matters, including the amount, elements and structure of executive compensation, the consultant must be independent of management. The Committee has adopted a policy to aid its determination of its compensation consultant’s independence. Under the policy, to be considered independent:

■

the primary representative of the consultant that advises the Committee in any year may not participate, directly or by collaborating with other representatives of the consultant, in providing services or products to State Street other than the services provided to the Committee, referred to as additional services, in that year;

■

all fees paid by State Street to the consultant for any additional services in any year may not exceed the amount of fees paid by State Street to the consultant for services provided to the Committee during that year, unless approved by the Committee; and

■	the consultant may not provide products or services to any executive officer of State Street.

At a meeting held at the end of February 2010, the Committee reviewed the independence of Hewitt Associates under this policy and determined the firm to be independent.

During 2009, our Global Human Resources Department engaged Towers Watson & Co. to provide advice and consulting services regarding, primarily, new and emerging developments and market trends in executive compensation. Towers Watson’s reports and materials were made available to the Committee, and Towers Watson participated at one meeting of the Committee, at which Hewitt Associates was also present, to discuss perspectives on these matters. In addition to these services, Towers Watson and McLagan Partners, also engaged by our Global Human Resources Department, supplemented the data provided by Hewitt Associates with data based on the respective firm’s specialized expertise in the financial services industry. Towers Watson and McLagan Partners have provided other services to State Street in the past and may do so in the future.

The Committee’s process for determining annual compensation for executive officers for any year ordinarily concludes with its approval and award of that compensation, usually in late February or early March of the following year. Following the Committee’s approval and award of 2008 incentive compensation for our executive officers in early March 2009, the Committee met regularly to, among other things, consider and evaluate structuring and design issues, regulatory guidance and trends relating to compensation. Subsequent to its March 2009 approval and award of 2008 incentive compensation and including its late February 2010 approval of 2009 incentive compensation, the Committee met 10 times and reviewed and evaluated current and planned financial, capital and operational matters and events that could potentially influence compensation decisions, as well as communications from shareholders. The Committee also received regular updates, including by the Committee’s external legal counsel, on regulatory and governmental actions and initiatives concerning compensation and related governance matters, particularly with respect to the financial services industry and including those relating to the ongoing market disruption and risk considerations.

During these meetings, the Committee also discussed and evaluated in detail several specific elements of compensation and its design; in particular, including change in control benefits, retention and transition awards and compensation recovery, or “clawback”, provisions. The Committee, as described in the proxy statement for our 2009 annual meeting of shareholders, had planned a review of the existing change of control agreements in connection with its 2009 compensation process. In addition, the transition of our Chief Executive Officer role required an evaluation of compensation arrangements intended to encourage the long-term stability and continuity of our senior executive leadership team. Moreover, our exit from the U.S. Department of the Treasury’s TARP Capital Purchase Program due to our mid-2009 repurchase of the securities issued to the Treasury, and the associated expiration of the “clawback” provisions applicable under that program, called for a consideration of the potential value of voluntarily adopting a replacement clawback mechanism. The Committee took action on each of these elements in late 2009 and early 2010.

■	In October 2009, the Committee approved amendments to the existing change of control agreements with our executive officers designed to reduce the overall benefits available under those agreements.

■

At the same time, in connection with our announcement of a management succession plan, the Committee, with the approval of the other independent directors, approved a new base salary rate for Mr. Hooley effective upon his March 1, 2010 appointment as Chief Executive Officer.

■

Also in connection with this management succession plan, in October and November of 2009, the Committee, with the approval of the other independent directors in the case of Mr. Logue, approved retention and transition compensation arrangements for our named executive officers.

■

In late February 2010, the Committee, following consultation with the other independent directors, integrated compensation recovery, or clawback, provisions into the performance-based restricted stock units and deferred cash awards granted to our named executive officers as part of their incentive compensation for 2009.

These actions are described below in “– Compensation Discussion and Analysis”.

The Committee took each of these actions following a review over several meetings of alternatives and evolving market and regulatory practices and anticipated trends, including presentations by Hewitt Associates, the Committee’s and the Board’s external counsel and management, as well as following consultation with, and in the case of matters relating to Mr. Logue the approval of, the other independent directors on the Board. With respect to the change of control agreement amendments, management conducted a concurrent review in light of similar factors and made recommendations to the Committee. During the concurrent reviews, the Committee discussed potential, and management’s proposed, changes with management and evaluated them in light of the Committee’s review. Following these reviews, the Committee decided to implement a set of changes to the change of control agreements and, with the concurrence of management, the Committee concluded that it would be appropriate to amend the terms of the existing change of control agreements in a manner designed to reduce the overall benefits under the existing agreements.

With respect to the approval of incentive compensation for 2009, the Committee instructed Hewitt Associates to compile data on compensation paid to comparable executives at a peer group of companies for the purpose of benchmarking State Street’s executive and director compensation. Data provided by Towers Watson and McLagan Partners was also used for this purpose. At the Committee’s instruction, Hewitt Associates had previously worked with management to develop a list of peer group companies that was recommended to, and approved by, the Committee. The peer group, the members of which are described below in “– Compensation Discussion and Analysis,” consisted of financial services companies against which State Street competes both for business and executive talent. The peer group is segmented based on factors such as asset size to help make sure that no particular comparison produces a disproportionate result. Hewitt Associates and Towers Watson also collected publicly available information about the financial performance of companies in the peer group. Compensation for many financial institutions in 2008 reflected considerable variability and in some cases anomalous results in large part due to the challenging market forces and financial results experienced by these institutions due to the then market disruption, as well as related regulatory initiatives. The peer group benchmarking data reflected these factors. Therefore, the 2008 peer group survey data was less relevant for purposes of evaluating 2009 compensation than ordinarily has been the case with respect to prior year peer group data. To supplement this information with more timely data, our Global Human Resources Department compiled additional publicly available information regarding 2009 compensation actions reported by peer group companies and some other financial institutions and supplemented this information with 2009 data provided by Hewitt Associates (at the Committee’s instruction) and Towers Watson, based on their respective experiences. Our Global Human Resources Department then provided this information to the Committee for its consideration.

At a December 2009 meeting of the Committee, Hewitt Associates presented a report in which it reviewed the total compensation paid to executives at companies in the peer group for 2008 (the most recent full year for which this specific data was available) and where the comparable positions at State Street rank compared to the median. For these purposes, and as otherwise discussed in this proxy statement, the Committee considers total compensation to consist of base salary and incentive compensation. The report also included information about pay mix (base salary, bonus and long-term incentives) and, where available, detailed information for each position, showing compensation paid at the 25th percentile, the median, the average and the 75th percentile and, if applicable, publicly reported “off cycle” compensation awards during 2009. At the same meeting and at subsequent meetings in February 2010, the Committee reviewed State Street’s projected and actual 2009 financial results, including significant revenue streams and expense and other items, and capital ratios and other balance sheet metrics, as well as potential effects of these matters on the design, structure and amount of executive compensation.

In December 2009, the Lead Director conducted a process for reviewing Mr. Logue’s performance during 2009. Mr. Logue prepared a self-evaluation for the Board that analyzed his performance for 2009. The Lead Director solicited the views of the independent directors on Mr. Logue’s performance. The directors, other than Messrs. Logue and Hooley, discussed Mr. Logue’s performance prior to and at a January Board meeting.

Over the course of several meetings in December 2009 and February 2010, the Committee met with our Chief Risk Officer, an Executive Vice President in our Enterprise Risk Management Department, the Chief Legal Officer and our head of Global Human Resources to review the alignment of our incentive compensation plans for all State Street employees, including the named executive officers, with risk management principles. This review is described below under the heading “– Alignment of Incentive Compensation and Risk”.

Mr. Logue is responsible for making compensation recommendations to the Committee for the other named executive officers, except for Mr. Phalen. Mr. Hooley is responsible for making compensation recommendations to the Committee for Mr. Phalen. In preparing these recommendations, both Messrs. Logue and Hooley work with our head of Global Human Resources and our head of Global Compensation and Benefits and have access to the data available to the Committee. Messrs. Logue and Hooley included their assessment of the overall performance of the relevant named executive officer as a factor in making the recommendation to the Committee for the total compensation of that officer for 2009, as well as for that officer’s 2010 base salary. At meetings in February 2010, Mr. Logue and Mr. Hooley reviewed with the Committee performance assessments and potential compensation ranges for Messrs. Resch, Phalen and Carp, including the levels of incentive compensation and of total compensation. Messrs. Logue and Hooley also recommended increases to the base salary levels for 2010 for each of the named executive officers.

Our Global Human Resources Department prepared tally sheets for the Committee, which describe and quantify various aspects of compensation and wealth accumulation for the named executive officers, including information on pension and supplemental benefits, aggregate value of outstanding equity awards, value realized upon the vesting of stock awards and the exercise of stock options over the past five years, earnings and balances under non-qualified deferred compensation plans and potential severance payments upon termination of employment. The tally sheets were part of the overall information available to the Committee in assessing the context in which the total compensation for the year is delivered.

Also in late February, the Committee reviewed 2009 financial results for purposes of our incentive plans and performance metrics for periods ending on December 31, 2009. Based upon the achievement of the relevant performance targets, and following the exercise of negative discretion by the Committee, the two-year performance awards granted as part of 2007 incentive compensation to each of the named executive officers were settled with a 40% payout factor. In addition, based upon the achievement of the relevant performance target, the three-year component of the award granted to Mr. Hooley in December 2006 in connection with his appointment to the office of Vice Chairman settled with a 100% payout factor.

At its late February 2010 meeting, the Committee developed a recommendation for 2009 total compensation for Messrs. Logue and Hooley. The Committee then presented these recommendations to the independent directors on the Board (without Messrs. Logue and Hooley present), who discussed and approved the recommendations. Following this approval, the Committee, independent of the other directors, met and approved 2009 total compensation for all of the named executive officers, including Messrs. Logue and Hooley. The Committee also approved 2010 base salaries and incentive plan opportunities for the named executive officers (except for Mr. Logue). All of the foregoing determinations were made with the benefit of events and matters reviewed, considered and evaluated at the preceding meetings of the Committee during 2009 and 2010.

Non-Employee Director Compensation

With respect to our non-employee directors, we target their compensation at the median of the companies in our peer group. At the beginning of each year, Hewitt Associates prepares a review of director compensation at the same peer group of companies that we use for executive compensation generally and provides that information to management. The summary includes data on total compensation for directors at the peer group companies as well as on individual components of that compensation, such as annual retainers, meeting fees and equity awards. Data is also provided that differentiates compensation by board position, such as committee chairs and lead directors. Hewitt Associates also provides data showing trends in director compensation. For 2009 director compensation, management and Hewitt Associates met to review the data with the Committee at a meeting in February 2009. The Committee then made its recommendation to the Board, which following the May 2009 annual meeting of shareholders approved director compensation effective through the 2010 annual meeting of shareholders. The non-employee director compensation arrangements currently in effect are described beginning on page 58 of this proxy statement. 2010 non-employee director compensation (except for Mr. Logue) is expected to be determined by the Board upon the recommendation, as noted above, of the Nominating and Corporate Governance Committee of the Board.

Mr. Logue’s compensation as non-executive Chairman of the Board for 2010 was determined at the time of our October 2009 announcement of our Chief Executive Officer succession plan. In setting this compensation, the Committee acted with the approval of the other independent directors. In so doing, the Committee and the other independent directors considered the planned role and responsibilities of the non-executive Chairman of the Board and other publicly available materials. The role of non-executive Chairman of the Board did not exist with sufficient regularity within the peer group, and therefore peer group market data was not of particular relevance for this purpose.

Alignment of Incentive Compensation and Risk

At the time we were setting incentive compensation for the year ended December 31, 2008, we had been invited by the U.S. Treasury to be one of the initial banks to lead participation in the TARP Capital Purchase Program. We were therefore subject to applicable rules under that program, including a requirement for the Committee to undertake a risk review of incentive compensation for our senior executive officers (consisting of our named executive officers at the time). In connection with these requirements, the Committee initiated a process under which it met with senior risk and compensation officers and other advisors to review the incentive compensation arrangements for our senior executive officers.

As described above, we concluded our participation in the TARP Capital Purchase Program through our mid-2009 redemption of the securities issued to the Treasury. The Committee nonetheless determined to maintain its annual incentive compensation risk assessment process.

During 2009, our process for assessing how our compensation policies and practices relate to our management of risk continued and expanded as we and the Committee reviewed our general compensation programs in light of issued and proposed regulatory guidance on the alignment of incentive compensation and risk management, including proposed guidance issued by the Board of Governors of the Federal Reserve System in October 2009. We are also one of the participants in the Federal Reserve’s “horizontal review” of compensation practices at large, complex banking organizations. As part of this process, we have identified those employees throughout our organization who individually or as a group are responsible for activities that may expose us to material amounts of risk. We have reviewed the incentive compensation arrangements used to compensate these employees in light of identified risks relevant to their respective responsibilities. We have also reviewed the design and governance of our incentive compensation plans applicable to all of our employees for alignment with the Federal Reserve’s and other regulators’ guidance. We presented the results of these reviews to the Committee over several meetings at the end of 2009 and the beginning of 2010.

As a result of these reviews, we do not believe that risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on us. We will continue to monitor developments in this area, including feedback from the Federal Reserve’s horizontal review, and may, as we believe appropriate, make related adjustments to our compensation practices.

Compensation Discussion and Analysis

The goals of State Street’s compensation program for executive officers are to attract, retain and motivate superior executives and reward them for meeting short-term and longer-term financial and strategic goals, and to drive corporate financial performance and stability, in a manner aligned with appropriate risk management principles. Our compensation objective is to target the total compensation of our executives (which, as viewed by the Committee, consists of base salary and incentive compensation) at the median of a peer group of companies if we attain anticipated performance and, at higher performance levels, to recognize exceptional performance. Total compensation is delivered through a combination of base salary, annual incentive payments and long-term compensation. A substantial portion of an executive’s compensation is incentive compensation, the payment of which is based on meeting short-term (annual) performance goals and long-term (four-year) performance tied to the performance of State Street stock and specific performance metrics. Payments for meeting these goals are made either in cash or equity awards, either of which may be deferred in whole or in part. Cash is generally a smaller component of incentive compensation than is equity. Equity awards are designed to further align the interests of our executives with those of our shareholders. Their value depends on changes in the price of our common stock and their vesting is based on specific performance metrics. Vesting conditions applicable to deferred cash and equity awards also encourage executive retention. A compensation recovery, or “clawback”, mechanism applies to deferred cash and equity incentive compensation and encourages appropriate incentives in connection with our compensation program. This mechanism is described below under “Total Compensation – Incentive Compensation – Clawback Provisions” on pages 37-38 of this proxy statement. Our overall compensation program includes other elements. See pages 41 to 45 of this proxy statement.

Among the many factors used in determining executive compensation, we benchmark our total compensation against a peer group of companies with which we compete in business and for executive talent. For 2009 compensation, for all of our named executive officers except for Mr. Logue, this peer group of companies consisted of American Express, Bank of New York Mellon, Franklin Resources, Goldman Sachs, JP Morgan Chase, Marsh & McLennan, Morgan Stanley, Northern Trust, PNC Financial, US Bancorp and Wells Fargo. For executive officer positions for which there were not similar positions at peer group companies or when supplemental data is considered necessary for a fair comparison, the Committee used additional information obtained from Towers Watson and McLagan Partners or compiled by management from publicly available sources. For Mr. Logue, the Committee, after discussion with the other independent directors on the Board, used a selected peer group of companies consisting of American Express, Bank of New York Mellon, JP Morgan Chase, Northern Trust, PNC Financial, US Bancorp and Wells Fargo. These companies were chosen as the most relevant comparators for the chief executive officer position, based on the belief that they are most representative of the talent pool which we may draw upon for recruiting or comparing that position, and exclude outliers on both the high and low ends of the compensation range presented by the peer group for the other named executive officers. For purposes of this Compensation Discussion and Analysis, even though the peer groups may be different for a particular executive, we refer to these peer groups throughout as the peer group. In addition to benchmarking total compensation, we also use the peer-group companies for information on the mix of cash and equity compensation and current and long-term compensation.

The process and procedures the Committee followed in determining executive compensation, are discussed above under “– Process and Procedures for Considering and Determining Executive and Director Compensation.” The factors that the Committee (and the independent directors on the Board, in the case of Mr. Logue) considered in determining total compensation for each of the named executive officers are discussed below under “Determination of 2009 Compensation.” Before analyzing that determination, however, we first discuss the various elements of total compensation – why we pay each element, how we determine the amount to pay and how each element fits into our overall compensation program.

Total Compensation

Our total compensation consists of base salary and incentive compensation, which is comprised of both cash and equity. In addition, our executive officers are permitted to defer certain compensation and are entitled to retirement benefits, change in control protection and perquisites that may differ from those generally available to other employees. For purposes of benchmarking against the peer group, we define total compensation to solely include base salary and incentive compensation.

For each named executive officer, the Committee makes a determination of the appropriate aggregate level of total compensation for the year. This determination of actual total compensation, evaluation of corporate performance and assessment of whether exceptional performance should be rewarded is based upon a subjective analysis of many factors, including measurements of corporate financial performance and stability and individual performance. The determination of actual total compensation does not result from a specific formula, and the achievement of any particular goal or target does not automatically result in any particular level of compensation. In general, corporate performance measures are the predominant factors in making compensation determinations for each of the named executive officers, due to the ability of these officers, as a result of their position in the company, to significantly influence these measures on a corporate scale. In addition to corporate performance measures, the Committee and Messrs. Logue and Hooley included in their respective determinations and recommendations as a secondary factor an evaluation of the relevant officer’s individual performance. This evaluation consisted of a subjective assessment of the officer’s overall performance relative to goals established for that officer in four key areas – shareholder, customer, employee and organization – as well as other less formal indications and evaluations of the officer’s performance.

Base Salary

Each of our named executive officers received a base salary in 2009, which was paid periodically in cash during the year. The Committee adopted a policy in 2006 of reviewing executive base salary levels every two years. For all named executive officers, base salary historically has been a relatively small portion of total compensation, allowing us to vary annual total compensation to reflect performance and other factors deemed relevant at the time. Consistent with our policy, the base salary for Mr. Hooley was evaluated in October 2009 and for the other named executive officers (except for Mr. Logue) was evaluated in late February 2010. These evaluations were made with reference to the median base salary paid to comparable executives in the peer group and, in the case of Mr. Hooley, in light of his planned service as Chief Executive Officer beginning in March 2010. In making these evaluations, the Committee was also mindful of the $1 million maximum level of the non-performance-based compensation deduction limitation under Section 162(m) of the Internal Revenue Code.

Following these evaluations of base salary levels, the Committee approved new base salary rates for 2010 and 2011 for the named executive officers as follows: Mr. Hooley, $1 million, an increase from $775,000; Mr. Resch, $800,000, an increase from $700,000; Mr. Phalen, $750,000, an increase from $550,000; and Mr. Carp, $650,000, an increase from $550,000. While maintaining the philosophy described above that base salary for executives of this seniority should remain a relatively smaller portion of total compensation, the new base salaries for the named executive officers reflect the Committee’s recognition of evolving market practices reflecting an increase in the fixed component of compensation relative to the variable incentive component. Therefore, the noted increases in base salary (except where concurrent with an increase in responsibilities) are not an effort to increase the overall level of total compensation, but rather, the further integration of evolving market standards into our compensation structures by moderately shifting the relative levels of the components of total compensation.

Effective March 1, 2010, Mr. Logue retired as Chief Executive Officer and now serves as non-executive Chairman of the Board. He therefore no longer receives a base salary. For 2010, Mr. Logue’s annual fixed cash compensation will be reduced from a $1 million base salary to a $500,000 director fee, of which he will receive a pro rata amount for 2010. Mr. Logue’s, together with the other non-employee directors’, compensation is described below under the heading “– Director Compensation Arrangements”.

Incentive Compensation

Incentive compensation, the realization of which depends on the attainment of performance objectives and for a significant portion the performance of our stock, represents the balance of an executive’s total compensation. This performance-based compensation aligns executive compensation with our goals for financial performance and encourages a high level of individual contribution to that performance. The Committee reviews data for the peer group in evaluating certain aspects of our incentive compensation arrangements, such as the portion of total compensation represented by fixed and variable elements and the overall amount of those elements, the ratio between annual and long-term incentive compensation, the relative allocation of incentive compensation between cash and equity and the applicability of and periods for vesting of awards.

Incentive compensation is viewed both in the aggregate as a component of total compensation and also as a collection of individual components. These components, in the form of varying types of cash and equity-based awards, along with the relative mix and weighting of compensation among these types of awards, each support the compensatory, incentive and retention goals of our compensation program and are designed to align with appropriate risk management principles. As noted above, the general process for determining incentive compensation for the named executive officers first involves a determination of total compensation, from which the aggregate amount of incentive compensation is obtained by subtracting the base salary component. This amount is then allocated between the short-term and long-term components of incentive compensation and the applicable plans.

For 2009 the Committee determined to modify our approach to incentive compensation for the named executive officers in several important ways. Primarily, the Committee sought to emphasize the benefits of deferral with respect to incentive compensation awards and to also simplify the forms of incentive compensation awarded. In doing so, the Committee determined, in general, to award only approximately 5% of incentive compensation in the form of non-deferred, or immediately available cash. The remainder of the cash component of incentive compensation was awarded in the form of two-year deferred cash. Deferred cash awards vest ratably over the eight fiscal quarters following the date of grant and are credited with 3% interest per annum. These deferred cash awards represented, in several, approximately 24% of overall incentive compensation. In addition, the Committee awarded only one form of equity-based incentive compensation, four-year performance-based restricted stock units. This component, which exhibits particular alignment with the interests of shareholders and also encourages retention, represented approximately 71% of overall incentive compensation for 2009. To determine the number of restricted stock units subject to the performance-based restricted stock awards, we divided the applicable dollar amount designated for the award by the closing price of our common stock on the award date, without any discount for vesting. The Committee determined the allocation of components of incentive compensation was appropriate in order to balance the financial performance and retention goals of our incentive compensation program with an emphasis for 2009 on the shareholder alignment, retentive value and financial effects of the deferred cash and equity components of incentive compensation. In light of our announced March 1, 2010 Chief Executive Officer succession plan, Mr. Logue’s significant level of State Street stock ownership and the related reduced relevancy of the retentive effects of equity-based compensation for Mr. Logue, the Committee and the other independent directors allocated Mr. Logue’s differently from the other named executive officers. Mr. Logue’s incentive compensation was allocated approximately as follows: 38.5% non-deferred cash, 38.5% deferred cash and 23% four-year performance-based restricted stock units.

The restricted stock units awarded as part of 2009 incentive compensation for our named executive officers vest and convert into unrestricted, transferable shares of State Street common stock according to both time-based and performance-based criteria. Time-based vesting of these awards will occur in equal annual installments over a four-year period. In addition, at the time of vesting, performance-based criteria will be evaluated to determine the conversion rate of the restricted stock units into State Street common stock. Each vesting restricted stock unit will convert into shares of State Street common stock, subject to an adjustment for performance based on our average return on common equity, or average ROE, over a specified period. The relevant specified period for each vesting date, referred to as the relevant performance period, will be the period beginning on January 1, 2010 and ending on December 31 of the last completed fiscal year prior to the vesting date. If the average ROE over the relevant performance period is equal to 14%, then for each vesting restricted stock unit one share of State Street common stock will be delivered. If the average ROE over the relevant performance period exceeds 14%, then for each vesting restricted stock unit the number of shares of State Street common stock delivered will be equal to one plus one-tenth of a share for each 1% of average ROE above 14% (subject to a maximum increase of three-tenths of a share for average ROE of 17% or more). And if the average ROE over the relevant performance period is below 14%, then for each vesting restricted stock unit the number of shares of State Street common stock delivered will be equal to one minus one-tenth of a share for each 1% of average ROE below 14% (and, therefore, if the average ROE is below 5%, zero shares of State Street common stock will be delivered for each vesting restricted stock unit). Consequently, the ultimate number of shares received under the award may be more or less than the initial number of restricted stock units awarded. For purposes of these awards, average ROE will be calculated by metrics determined in accordance with U.S. generally accepted accounting principles, subject to adjustment for objectively determinable factors.

Each year, the Committee sets up guidelines for the amount of annual and long-term incentive awards for each named executive officer. These guidelines represent an initial payout opportunity based on the corporation’s operating-basis1 net income before income taxes and incentive compensation, which we refer to as Operating NIBTIC, with adjustments, determined by the Committee in its discretion, based upon capital, risk, business and other considerations. The Committee has historically exercised negative discretion in the determination and application of Operating NIBTIC, for example, by including or excluding the financial effects of significant corporate events during the year. For the 2009 plan year, consistent with the implementation of management’s plan to improve State Street’s capital ratios (see “Determination of 2009 Compensation” on page 38 of this proxy statement), the Committee did not establish the plan until mid-2009. As a result, the incentive compensation formula is applied only against Operating NIBTIC, as adjusted, for the second half of 2009.

Prior to adjustment by the Committee, 2009 plan year Operating NIBTIC, representing performance for the second half of 2009, was $1.75 billion. For incentive compensation purposes, the Committee determined it was

[1]	State Street measures and reports its financial performance in accordance with U.S. generally accepted accounting principles, or GAAP. It also separately measures and compares its financial performance on an operating basis, which reflects revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of its business. State Street reviews its results on an operating basis, as these results, in addition to results presented in accordance with GAAP, facilitate comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations.

appropriate to reduce Operating NIBTIC to $1.12 billion. This reduction to Operating NIBTIC reflected a 2009 provision due to an increase in the reserve established in 2007 to address legal exposure related to losses incurred by investors in certain fixed-income strategies managed by State Street Global Advisors, the exclusion from Operating NIBTIC of net interest revenue attributable to accretion of the securities within the portfolios of the asset-backed commercial paper conduits we administer and that we consolidated onto our balance sheet in May 2009, as well as the Committee’s subjective assessment of a variety of capital and balance sheet strength factors, key capital ratios, quality of earnings and risk considerations. These reductions in Operating NIBTIC had the corresponding effect of reducing the formula payout opportunity for each of the named executive officers.

Annual Incentive Plan Compensation. We use our Senior Executive Annual Incentive Plan, or SEAIP, which has been approved by shareholders, to provide our named executive officers with annual incentive compensation, the payment of which is dependent upon the achievement of annual financial performance goals. Awards under the SEAIP are intended to qualify for the performance-based compensation exception to the deduction limitation of Section 162(m) of the Internal Revenue Code. The Committee determined in mid-2009 that for 2009, each named executive officer was assigned a formula payout opportunity expressed as a percentage of Operating NIBTIC for the second half of 2009.

The percentage payout opportunity for each of the named executive officers for 2009 (based on Operating NIBTIC for the second half of 2009) was as follows: Mr. Logue, 0.4415%; Mr. Resch, 0.2649%; Mr. Hooley, 0.2943%; Mr. Phalen, 0.2060%; and Mr. Carp, 0.2353%. For the 2009 awards, the SEAIP limited to $10 million the maximum award payable to any executive. The SEAIP also allowed the Committee to exercise discretion to reduce the amount otherwise received under the terms of the plan to reflect the Committee’s assessment of individual performance during the year, as well as the Committee’s view of the relevant market benchmarks. The Committee determined to exercise its negative discretion to apply the indicated percentage to the reduced amount of Operating NIBTIC, following the Committee’s adjustments described above, for purposes of determining the total amount of each named executive officer’s SEAIP award. That total amount was then allocated among deferred cash, non-deferred cash and performance-based restricted stock units to allow for the Committee’s planned allocation for overall incentive compensation described above.

Long-Term Incentive Compensation. For 2009, after taking into account base salary and determining the level of annual incentive payments, the balance of total compensation for the named executive officers was paid as long-term incentive compensation in the form of four-year performance-based restricted stock units. The total amount for this type of incentive compensation was determined for each named executive officer with reference to a formula payout opportunity guideline expressed as a percentage of Operating NIBTIC for the second half of 2009. The percentage payout opportunity guideline, set by the Committee in mid-2009, for each of the named executive officers was the same as the percentage payout opportunity applicable to awards under the SEAIP. Unlike for SEAIP awards, the amount resulting from the long-term incentive award formula was not subject to a maximum limit. The Committee used the result from this formula as a guideline in developing each named executive officer’s total compensation and could increase or decrease the long-term component of that compensation, in its discretion, based upon its subjective assessment of the appropriate amount of compensation. Overall, the Committee granted long-term incentive awards to the named executive officers in amounts below the amounts resulting from the formula (prior to any adjustment to Operating NIBTIC by the Committee). For each named executive officer, this amount reflected the amount of the total incentive award forming part of total compensation less the amount of the officer’s annual incentive award under the SEAIP. All long-term incentive awards were made in the form of four-year performance-based restricted stock units.

Clawback Provisions. The deferred cash and equity incentive compensation awards to our named executive officers granted as part of our 2009 compensation process, consisting of performance-based restricted stock units and deferred cash awards, each contain provisions permitting the reduction or cancellation of the amount to be paid under the award, in whole or in part, in the event it is determined that (1) the relevant officer engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of State Street or any of its businesses or (2) as a result of a material financial restatement or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria, the relevant officer would have received a smaller or no award. In February 2010, the Committee implemented this compensation recovery, or “clawback”, provision with respect to 2009 deferred cash and equity incentive compensation following our exit from the TARP Capital Purchase Program in mid-2009 and the associated expiration of the “clawback” provisions applicable under that program.

Determination of 2009 Compensation

As described above in “Total Compensation,” the Committee’s determination of total compensation for each of the named executive officers, and Mr. Logue’s and Mr. Hooley’s recommendations to the Committee with respect to the total compensation for each of the other named executive officers, are based upon a subjective analysis of many factors. In general, financial, capital position and other corporate performance measures are the predominant factors in making compensation determinations for the named executive officers.

While the Committee’s objective was to initially target the total compensation of the named executive officers at the median of the peer group, due to the significant variability and anomalous results reflected in the 2008 peer group data, that data was less relevant for purposes of evaluating 2009 compensation. Therefore, the Committee did not initially target the median of the peer group described in the 2008 data. In addition, although the Committee obtained some peer group compensation information for 2009, the 2009 information available to the Committee was limited. However, based on the information available to it, the Committee developed a general understanding of a likely range for total compensation it believed would be consistent with the compensation targeting objectives described in this compensation discussion and analysis and initially targeted that range for total compensation for each of the named executive officers.

In evaluating performance for 2009, the Committee referred to several corporate financial and capital position measures. For 2009, the Committee reviewed our actual performance in three primary financial metrics: operating-basis change in revenue from prior year, operating-basis change in earnings per share from prior year and operating-basis return on equity. As noted, these measures are stated on an operating basis. This formulation adjusts for the financial impact of significant non-recurring events and changes not directly related to operating results. See note 1 on page 36 of this proxy statement. Of these metrics both operating-basis revenue and operating-basis earnings per share represented decreases from 2008 financial performance. The Committee, however, recognized that the results reflected in these measures contributed to reducing Operating NIBTIC (prior to the further reductions to Operating NIBTIC resulting from the exercise of the Committee’s discretion). The Committee also recognized that these results were achieved in a challenging market environment. Operating-basis return on equity for 2009 was 15.6%, within our long-term goal of 14%-17% for that metric.

Corporate financial performance for 2009 was, overall, not as strong as 2008. In addition, the Committee was aware that one element of the significant capital-related actions of 2009 entailed the consolidation onto our balance sheet of the asset-backed commercial paper conduits we administer, which involved an after-tax extraordinary loss of approximately $3.7 billion. The Committee included these considerations in its evaluation of an appropriate level of compensation for the named executive officers. As noted above, the Committee exercised its discretion to reduce the level of Operating NIBTIC against which the annual and long-term percentage payout opportunities would be applied, thereby reducing the formula payout opportunity for each of the named executive officers. Operating NIBTIC (for the last half of 2009) was reduced for these purposes from $1.75 billion to $1.12 billion, reflecting a 2009 provision due to an increase in the reserve established in 2007 to address legal exposure related to losses incurred by investors in certain fixed-income strategies managed by State Street Global Advisors and the exclusion from Operating NIBTIC of net interest revenue attributable to accretion of the securities within the portfolios of the asset-backed commercial paper conduits we administer and that we consolidated onto our balance sheet in May 2009. Also, in the case of Mr. Logue, the amount of total compensation was reduced as a result of a change, due to his planned retirement, in the mix of the allocation of incentive compensation to reflect a greater allocation towards cash-based compensation than was received by the other named executive officers.

The Committee also reviewed and placed significant emphasis on several factors relating to our capital position, including: our regulatory capital ratios relative to applicable minimums; the level of our ratio of tangible common equity to adjusted tangible assets, referred to as the TCE ratio2, which is a non-regulatory capital ratio used by management to evaluate the adequacy of State Street’s capital levels; trends in the unrealized losses in our investment portfolio; and our corporate credit ratings. The capital ratios and trends in unrealized losses were viewed favorably by the Committee. The Committee, however, also noted January 2009 slight downgrades of our long-term senior unsecured debt and of our senior deposit ratings, with our short-term ratings unaffected.

The Committee also recognized the following significant corporate developments during 2009:

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implementing management’s plan to improve State Street’s capital ratios, including the ratio of tangible common equity to tangible common assets (at December 31, 2009 our TCE ratio was 6.6%, an increase from 1.2% at December 31, 2008, on an adjusted basis to reflect a consolidation of all assets and liabilities of the State Street-administered asset-backed commercial paper conduits);

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receiving the May 2009 determination by the Board of Governors of the Federal Reserve System under the stress test administered under the Supervisory Capital Assessment Program that State Street did not need additional capital;

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completing State Street’s May 2009 $2.3 billion public offering of common stock, $500 million public offering of non-federally guaranteed senior notes and consolidation onto its balance sheet of the asset-backed commercial paper conduits it administers (as contemplated by the stress test);

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redeeming in June 2009 the full amount of the U.S. Department of the Treasury’s $2 billion investment in State Street under the TARP Capital Purchase Program and repurchasing in July 2009 the related common stock purchase warrant issued to Treasury;

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entering into a definitive agreement in December 2009 to acquire Mourant International Finance Administration, a leading provider of fund administration services, particularly for alternative investments, such as private equity, real estate and hedge funds; and

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entering into a definitive agreement in December 2009 to acquire Intesa Sanpaolo’s Securities Services business, a leading provider of securities services in Italy and with a significant presence in Luxembourg.

The Committee’s determination of the 2009 total compensation for each of the named executive officers was based predominantly upon its overall assessment of the above factors of corporate performance. The Committee considered this overall corporate performance to be positive both in absolute terms and relative terms, in light of market developments in the financial services sector, particularly the prolonged and continuing market disruption. In particular, the Committee found the initiatives taken to improve the company’s capital position and the actions taken to acquire targeted opportunities aligned with the company’s strategic goals to be strong. These positive results are reflected in the Committee’s total compensation awards for each of the named executive officers. On an individual basis, the Committee recognized, in particular, the contributions of Messrs. Hooley and Phalen in managing our efforts to enter into strategically aligned acquisition agreements, the leadership of Mr. Resch in directing the various capital-related achievements of 2009 and the judgment of Mr. Carp in

[2]	The TCE ratio is calculated by dividing consolidated total common shareholders' equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude cash balances on deposit at the Federal Reserve and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street's capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry.

responding to a variety of legal and regulatory issues stemming from the market crisis. In addition, the Committee noted Mr. Hooley’s planned appointment as Chief Executive Officer and Mr. Carp’s recent appointment as interim Chief Risk Officer. With respect to Mr. Logue, the Committee recognized his leadership throughout the market crisis and his contribution to all of the above actions and initiatives.

Based on the above, the Committee determined the 2009 total compensation for each of the named executive officers as follows:

Named Executive Officer	Base Salary	Annual Incentive Awards			Long-Term Incentive Awards	2009 Total Compensation
		Non-Deferred Cash	Deferred Cash	Performance - Based RSUs	Performance - Based RSUs
Ronald E. Logue	$1,000,000	$2,695,000	$2,695,000	—	$1,610,000	$8,000,000
Edward J. Resch	$700,000	$325,500	$1,493,600	$1,148,400	$3,332,500	$7,000,000
Joseph L. Hooley	$775,000	$446,700	$2,069,600	$781,000	$5,427,700	$9,500,000
Jeffrey N. Carp	$550,000	$283,000	$1,291,800	$1,063,000	$2,812,200	$6,000,000
James S. Phalen	$550,000	$293,000	$1,339,300	$675,800	$3,341,900	$6,200,000

Relationship of Total Compensation to Summary Compensation Table and Related Tables

The table above reflects the process and philosophy by which the Committee calculated executive compensation in respect of 2009 and is intended to assist shareholders in understanding the elements of total compensation as determined by the Committee. This information differs from the calculation of total compensation in accordance with the rules of the SEC. The table below under the heading “– Summary Compensation Table” reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table above and those amounts reported in the Summary Compensation Table and related tables. While the table above is presented to explain how the Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules. The tables and related disclosures required by the SEC rules begin on page 46.

Cash Compensation. The base salary paid and the cash portion, both non-deferred and deferred, of the annual incentive awards for 2009 are set forth in columns (c) and (g) of the Summary Compensation Table, respectively. The base salary rate for each named executive officer in 2009, the non-deferred cash portion of incentive awards for 2009 and the deferred cash portion of incentive awards for 2009 are reflected in the table above under the headings “Base Salary”, “Annual Incentive Awards – Non-Deferred Cash” and “Annual Incentive Awards – Deferred Cash”, respectively.

Equity Compensation. As to equity compensation, the table above reflects incentive compensation equity awards on account of the year they are awarded even if the actual grant date is later. In contrast, the Summary Compensation Table and related tables are required under SEC rules to reflect the amount of equity compensation in the year it is actually awarded. Therefore, while both the table above and the Summary Compensation Table and related tables each reflect the amount of equity compensation, as calculated by the Committee, they reflect the equity compensation attributable to different years, as viewed by the Committee. From the Committee’s perspective the amounts in the equity compensation columns of the Summary Compensation Table for 2009 represent the equity compensation for the year 2008 that was actually awarded in 2009. This occurs because, as noted above, State Street’s annual compensation cycle concludes at the end of February or in early March of the succeeding year. However, in addition, for 2009, the Summary Compensation Table also reflects the retention awards granted to our named executive officers (other than Mr. Logue) in October 2009. These retention awards are not reflected in the table above, as the Committee does not view them to be a part of total compensation. The awards were granted under the unique circumstance of a management transition and were designed specifically to encourage the long-term stability and continuity of the senior executive leadership team.

Total Compensation. The amounts disclosed in the table above under the heading “2009 Total Compensation” and the amounts reported in column (j) of the Summary Compensation Table differ for two principal reasons. First, the equity awards in the Summary Compensation Table, as required by the SEC rules, represent awards made for prior years and, in the case of 2009, the granting of retention awards. Second, the 2009 total in the Summary Compensation Table includes amounts relating to the change in pension value during 2009, which the Committee did not view conceptually as a component of 2009 total compensation and therefore did not include in its calculation. As in the past, meaningful data from the peer group regarding increases in pension value was not available and, therefore, could not be readily used as a quantitative factor in evaluating compensation relative to the peer group.

Retention and Transition Awards

On October 22, 2009, the Committee approved retention awards in the form of restricted stock or deferred stock to the named executive officers, except Mr. Logue. The awards were designed to encourage the long-term stability and continuity of the senior executive leadership team in light of the then upcoming Chief Executive Officer transition.

The retention awards have vesting and other provisions designed to promote retention of the services and skills of those executives. In particular, the award for Mr. Hooley will vest ratably over a period of five years, one-fifth per year beginning on November 1, 2010, and the awards for Messrs. Resch, Phalen and Carp will vest ratably over a period of three years, one-third per year beginning on November 1, 2010. Each executive officer is required to retain vested shares, net of tax withholding, for one year after the applicable vesting date. The awards will be forfeited, to the extent not then vested, if the executive retires or voluntarily terminates his employment. The awards continue to vest if the executive’s employment is terminated by the company other than for cause. Among the retention awards approved were awards of 214,225 shares to Mr. Hooley, 128,535 shares to Mr. Resch, 107,113 shares to Mr. Phalen and 128,535 shares to Mr. Carp. The Committee determined the amount of the award for each executive after a review of the relevant executive’s individual role and contributions to the company, State Street stock holdings and historical compensation, as well as in consideration of the relative share holdings and historical compensation for, and amount of transition awards granted to, other senior executives.

Mr. Logue did not receive a retention award but on November 18, 2009 was granted a transition award of $6 million, payable in deferred cash. The transition award will vest and be paid to Mr. Logue on January 2, 2011, subject to Mr. Logue completing in full his service as Chief Executive Officer through March 1, 2010 and as non-executive Chairman of the Board of Directors through January 1, 2011. This transition award recognizes Mr. Logue’s ongoing contributions in leading State Street and the importance to the company of retaining the benefit of his leadership and experience during the transition period. The form and amount of the award took into consideration the compensation history of Mr. Logue over the last several years, including the significant level of State Street stock ownership by Mr. Logue, and the relative compensation of State Street’s senior executive officers. The amount of the transition award is therefore representative of the significant roles Mr. Logue will be undertaking, but is of less value than he received in prior years as an incentive award or than he might have received had he been granted a retention award commensurate with those made to other of State Street’s senior executive officers in October 2009. The Committee and the other independent directors believe, in light of the unprecedented volatility in the financial services industry, recent observations concerning leadership succession processes at other financial services companies and the detailed planning and attention required for a successful succession, that there is significant value to State Street and all of its stakeholders to having Mr. Logue continue to participate fully in promoting a smooth succession process; thus providing the additional stability that he is uniquely qualified to offer, given his long-standing dedication and service to State Street. By structuring the deferred cash transition award to vest in a single installment at the conclusion of Mr. Logue’s term as non-executive Chairman of the Board, the Board and the Committee designed the award to reward Mr. Logue for remaining actively involved in the transition process through January 1, 2011.

Other Elements of Compensation

We offer our named executive officers the following additional elements of compensation.

Retirement Benefits

We maintain a frozen qualified defined benefit pension plan for certain U.S. employees that determines benefits, in general, based on an account balance that is increased annually by interest credits. Through 2007, the plan also provided for annual pay credits to each participant’s account balance. We amended the plan effective January 1, 2008, to freeze participation and all future pay credits, with the exception of a three-year transition arrangement provided to certain participants who meet a specified combination of age and completed years of service on that date. In place of future pay credits under the qualified defined benefit pension plan, we doubled our employer matching contribution to the State Street 401(k) plan and introduced a performance-based element to the 401(k) plan.

Because pension benefits under our broad-based plan are limited by Internal Revenue Code restrictions, we maintain two frozen supplemental programs: one, with broader eligibility, that is designed to make up for limits imposed by the qualified plan or by the Internal Revenue Code on qualified-plan benefits, and a second that was originally designed to provide, together with other retirement programs, pension benefits for vested participants equal generally to a specified percentage of their compensation. The latter plan now provides for two separate benefit components: a traditional defined benefit component, which was frozen effective January 1, 2008, with certain participants, including all of the named executive officers, receiving transition benefits for a period that generally ends at the end of 2009, and a new defined contribution component. Due to the special circumstances of their late career hirings to senior positions, Mr. Resch will receive transition benefits through the end of 2010, and Mr. Carp will receive transition benefits through the end of 2013. We provide these plans because we believe they assist in recruiting and retaining executives and are consistent with the practice at many of the companies in our peer group. These plans are described below under the heading “– Pension Benefits as of December 31, 2009.”

Deferred Compensation

We maintain a nonqualified deferred compensation plan that allows executive officers and others to defer salary and the cash portion of annual incentive bonuses and to receive a return based on one or more notional investment options available to be elected by the participant, currently a money market fund, three SSgA funds and a State Street stock fund. The nonqualified deferred compensation plan also supplements deferrals made under our tax-qualified 401(k) plan. The notional investment options under the plan reflect the investment experience of investments available in the market. We provide these nonqualified deferred compensation benefits because, in our experience, most companies of our size provide a similar benefit to their highly compensated employees. This plan is described below under the heading “– 2009 Nonqualified Deferred Compensation”.

Perquisites

We provide a modest level of perquisites, such as financial planning, annual physicals and personal liability coverage, to our named executive officers. We provide these benefits because we believe that some level of personal benefits is necessary as part of a competitive compensation arrangement for senior executives. In addition, we provide a driver and other security benefits to our chief executive officer and our president, and we offer parking benefits to our other named executive officers. We do not provide a tax gross up for the income attributable to any perquisite for our named executive officers.

Change of Control Agreements

The general structure of our change of control agreements with our named executive officers was put in place in 1995 after consideration of appropriate measures to retain key employees in light of a then-threatened hostile bid to acquire State Street; although the terms of the agreements have been revised on separate occasions over the past several years as part of the Committee’s continued review of the purpose and benefits of these agreements, in light of evolving market practices and trends. Under this program each of our named executive officers is a party to an agreement entitling him to specified change of control benefits. We have continued to provide these agreements because we believe that providing some protection in the event of a change of control is necessary to attract and retain high quality executives and to keep their attention on the business during the period leading up to a possible change of control. As described in our proxy statement for our 2009 annual meeting of shareholders, the Committee conducted a review of the existing change of control agreements in connection with its 2009 compensation process. As a result of this review, described further above under the heading “– Process and Procedures for Considering and Determining Executive and Director Compensation – Executive Compensation”, on October 22, 2009 the Committee approved amendments to the change of control agreements with our named executive officers designed to reduce the overall benefits available under those agreements.

The principal amendments to the agreements were as follows:

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The change of control benefits provided by the amended agreements upon the cessation of the officer’s employment become effective under a “double trigger” mechanism requiring the occurrence of both a change of control and the termination without cause or the constructive termination of the officer’s employment. Prior to the amendments, each officer was also entitled to the change of control benefits under a modified “single trigger” mechanism permitting a voluntary resignation by the executive officer, but only during a 30-day window beginning either 180 days or one year after the effective date of the change of control.

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The change of control benefits provided by the amended agreements include a lump sum payment, subject to a maximum of $10 million, equal to two times the sum of base salary and the target annual bonus in the year of the change of control. Prior to the amendments, this benefit was based on a multiple of three, instead of two, and was not subject to a maximum. In addition, the bonus component of this benefit was based on the amount of the bonus paid to the officer for the last full fiscal year preceding the change of control, rather than the target annual bonus in the year of the change of control. The change of control benefits under the amended agreements also provide for a lump sum payment equal to two times State Street’s contributions to the defined contribution retirement plans applicable to the officer, a benefit which prior to the amendments was based upon a multiple of three. Also, under the amended agreements, the officer will receive a lump sum payment equal to the actuarial value of the incremental benefit under State Street’s qualified and supplemental retirement plans which the officer would have received had he or she remained employed for two years after the date of termination and continued employee welfare benefits for two years after the date of termination. Prior to the amendments, these benefits were based upon a three-year, rather than a two-year, period.

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Prior to amendment, the agreements provided that the officers were entitled to gross-up payments to make up for any taxes that may be imposed under the change-of-control (“golden parachute”) excise tax provisions under Section 280G and Section 4999 of the Internal Revenue Code. As amended, this benefit has been reduced so that gross-up payments are made only in the event the value of the aggregate of the prescribed change of control benefits under the agreement exceeds 110% of the product of 2.99 multiplied by the officer’s “base amount”, generally the average annual compensation of the applicable officer over the preceding five-year period. In the event the value of the aggregate of the prescribed change of control benefits does not exceed that threshold, the officer does not receive the gross-up benefit, and the change of control benefits under the agreement will be reduced to assure that the change of control benefits do not exceed 2.99 times the officer’s “base amount”.

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Each change of control agreement provides for two years’ continued employment after a change of control on terms commensurate with those previously in effect, including base salary at an unreduced rate and a minimum cash bonus. As amended, the minimum annual cash bonus payable to the officer during the two-year employment period following a change of control is set at the target bonus amount applicable to the officer for the fiscal year in which the change of control occurs. Prior to the amendments, this minimum bonus was the amount (when expressed as a percentage of base salary) of the bonus paid to the officer for the last full fiscal year preceding the change of control.

Executive Equity Ownership Guidelines, Practices and Policies

State Street believes that executive stock ownership is an important mechanism to promote alignment of our executives’ interests with those of our shareholders and to effectively incent our executives to meet our financial, operational and strategic goals. In order to foster these benefits appropriately, we have implemented several practices, policies and guidelines. These include:

Stock Ownership Guidelines. We have stock ownership guidelines that apply to all executive officers. The target level of stock ownership is the lesser of 100,000 shares or shares valued at $5,000,000 for the chief executive officer, the lesser of 40,000 shares or shares valued at $2,000,000 for other members of our Management Committee (formerly known as the Operating Group), representing our senior-most policy making executive officers, and 10,000 shares or shares valued at $500,000 for all other executive officers. The level of ownership is calculated on the date that we use for the beneficial ownership table in our annual meeting proxy statement and by reference to the closing price of our common stock on the New York Stock Exchange on that date. There is a phase-in period of five years to achieve these levels, with the first year commencing on the first January 1 after the person becomes an executive officer. The executive is expected to attain the expected ownership level ratably over five years. As of March 5, 2010, the stock ownership of each of our named executive officers exceeded the expected level of ownership under these guidelines.

Securities Trading Policy; No Hedging or Speculative Trading; Rule 10b5-1 Plans. State Street has a Securities Trading Policy, reviewed and approved annually by the Board of Directors, that contains specific provisions and trading restrictions designed primarily to assist our executive officers, and other designated employees with access to sensitive information, in their compliance with U.S. federal securities laws in connection with their trading in State Street securities. The policy also contains prohibitions against selling State Street securities short, engaging in options trading or hedging transactions in State Street securities and engaging in speculative trading in State Street securities. Limited exceptions to these prohibitions, relating to events associated with equity compensation and employee benefit plans, apply. The policy contemplates that individuals, including our executive officers, may enter into trading plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934. Rule 10b5-1 allows corporate executives to prearrange sales of their company’s securities in a manner that avoids concerns about initiating stock transactions while in possession of material non-public information. Our executive officers may, from time to time, adopt trading plans under Rule 10b5-1 and effect transactions in our securities under those plans on a predetermined basis. The Securities Trading Policy is in addition to the generally applicable requirements in the State Street Standard of Conduct, applicable to all employees, that their trading activities must be in compliance with applicable law and that they may not trade on the basis of material non-public information.

Equity Grant Policy. The Committee has adopted an Equity Grant Policy of general applicability, as described below:

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Annual grants of equity awards to executive officers and other employees are typically made by the Committee on the date of a scheduled meeting of the Committee or the Board of Directors to be held in February or March of each year following the public release of financial results for the prior fiscal year. Pursuant to authority delegated by the Board, and subject to any limitations that the Board or the Committee may establish, a single-person or other committee of the Board may make annual grants to persons other than executive officers on the date of the scheduled meeting in February or March.

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Grants of equity awards to executive officers in connection with new hirings, promotions, special recognition, retention or other special circumstances are made by the Committee. Awards to other individuals may be made either by the Committee or, subject to any limitations that the Board or the Committee may establish, a committee of the Board composed of (1) the Chairman of the Board, (2) the Chief Executive Officer, (3) the Chairman of the Committee or (4) the Chairman of the Committee along with any other member of the Committee. This type of award may be granted on the date of a scheduled meeting of the Committee, a scheduled meeting of the Board or the last business day of a calendar month.

■	The exercise price for all stock options and stock appreciation rights will be the closing price of State Street’s common stock on the date of grant.

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Except for the setting of the February or March meeting to occur after our public release of annual earnings, there was no program, plan or practice with respect to 2009 of timing equity awards in coordination with the release of material non-public information.

Compensation Committee Report

The Executive Compensation Committee furnishes the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with State Street management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Richard P. Sergel, Chair

Amelia C. Fawcett

Linda A. Hill

Robert S. Kaplan

Robert E. Weissman

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Option / SAR Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compen- sation[4] ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald E. Logue[5] Chief Executive Officer	2009	$1,000,000	$0	$0	$5,390,000	$1,461,164	$143,594	$7,994,758
	2008	$1,000,000	$10,206,667	$5,406,123	$0	$7,783,662	$120,824	$24,517,276
	2007	$1,000,000	$8,278,930	$6,415,125	$3,750,000	$7,414,697	$107,345	$26,966,097

Edward J. Resch Chief Financial Officer	2009	$700,000	$6,000,014	$0	$1,819,100	$478,592	$49,234	$9,046,940
	2008	$688,462	$4,354,737	$2,393,027	$0	$782,889	$74,000	$8,293,115
	2007	$650,000	$3,142,474	$2,529,975	$1,291,500	$581,643	$23,750	$8,219,342

Joseph L. Hooley[5] President and Chief Operating Officer	2009	$775,000	$10,000,023	$0	$2,516,300	$468,785	$143,440	$13,903,548
	2008	$763,462	$6,453,295	$3,519,863	$0	$2,256,574	$157,687	$13,150,881
	2007	$725,000	$4,973,550	$4,081,051	$1,937,500	$1,974,534	$103,373	$13,795,008

Jeffrey N. Carp[6] Executive Vice President	2009	$550,000	$6,000,014	$0	$1,574,800	$402,838	$30,634	$8,558,286

James S. Phalen[7] Executive Vice President	2009	$550,000	$4,812,587	$0	$1,632,300	$389,211	$219,858	$7,603,956
	2008	$533,846	$3,092,449	$1,422,982	$0	$1,885,766	$2,359,988	$9,295,031
	2007	$480,000	$1,966,791	$1,468,047	$968,500	$1,463,704	$328,272	$6,675,314

(1)	The amounts in the “Stock Awards” column and in the “Option/SAR Awards” columns represent the grant date fair value of awards granted to the named executive officers during the indicated years for restricted stock awards, deferred stock awards, performance awards, and stock appreciation rights. Amounts in the “Stock Awards” column for 2009 consist solely of retention awards granted in October 2009 (in the form of restricted stock awards and deferred stock awards). Fair value for the awards for each year is computed in accordance with FASB ASC Topic 718, using the assumptions stated in Notes 1 and 14 in the Notes to Consolidated Financial Statements in Form 10-K for the year ended December 31, 2009.

(2)	For 2009, the non-equity incentive plan awards for our named executive officers were divided into two components, deferred cash and non-deferred, or immediately available, cash. Deferred cash awards for 2009 vest ratably over the eight fiscal quarters following the date of grant and are credited with 3% interest per annum. For 2009, Mr. Logue received a deferred cash award of $2,695,000 and a non-deferred cash award of $2,695,000, Mr. Resch received a deferred cash award of $1,493,600 and a non-deferred cash award of $325,500, Mr. Hooley received a deferred cash award of $2,069,600 and a non-deferred cash award of $446,700, Mr. Carp received a deferred cash award of $1,291,800 and a non-deferred cash award of $283,000, and Mr. Phalen received a deferred cash award of $1,339,300 and a non-deferred cash award of $293,000. The deferred cash awards were made under a newly adopted Supplemental Cash Incentive Plan for which all employees are eligible.

(3)	These amounts represent the change in the actuarial present value of the accumulated benefits under our defined benefit and supplemental pension plans.

(4)	Perquisites that all of the named executive officers received in 2009 include executive health screening ($3,300 each) and personal liability coverage ($934 each). For 2009, Messrs. Logue, Hooley, Carp, and Phalen received financial planning and tax services ($15,653 for Mr. Logue, $6,000 for Messrs. Hooley and Carp, and $4,000 for Mr. Phalen), and Messrs. Hooley and Phalen, who served on the board of a State Street joint venture, each directed contributions of $20,000 from the joint venture to charities of their choice. Matching charitable contributions were made in the name of Messrs. Logue, Hooley and Resch to charities of their choice under State Street’s matching gift program ($25,000 for Mr. Logue, $19,500 for Mr. Hooley and $15,000 for Mr. Resch). Messrs. Logue and Hooley were provided a company car and driver/security specialist and security at their residence. For the car and driver in 2009, the aggregate incremental cost ($44,015 for Mr. Logue and $33,872 for Mr. Hooley) was determined by allocating the total cost between personal and business use by mileage traveled. For the security at their residence, the aggregate incremental cost ($39,992 for Mr. Logue and $45,134 for Mr. Hooley) was determined by invoice amounts for alarm monitoring and maintenance. For Mr. Carp, amounts for 2009 include use of company parking benefit ($5,700). The amounts in this column for 2009 also include company contributions to defined contribution plans in the following amounts for the named executive officers: Mr. Resch ($30,000), Messrs. Logue, Hooley, Carp and Phalen ($14,700 each).

(5)	On March 1, 2010, Mr. Logue retired as our Chief Executive Officer and was succeeded in that office by Mr. Hooley.

(6)	Mr. Carp was not a named executive officer for 2008 or 2007, and therefore no disclosure is presented for those years.

(7)	Mr. Phalen’s “All Other Compensation” for 2009 includes $176,924 in net payments by State Street in connection with an expatriate assignment. State Street provides expatriate employees with cost of living, housing and other relocation assistance as well as a tax equalization policy (designed to maintain a level of income tax equivalent to that applicable in the home country) applicable to all employees working on temporary international assignments in jurisdictions other than their home country where taxes in the home and host jurisdictions are paid on the employee’s behalf. In 2009, in connection with Mr. Phalen’s assignment to the United Kingdom as head of international operations for Investment Servicing and Investment Research and Trading, State Street’s total payments of $176,924 included a cost-of-living allowance of $65,010, a tax equalization credit of -$142,336, housing and moving expenses equal to $217,240, and other benefits of $37,010. All payments described above were made in either U.S. dollars or British Pounds Sterling and converted to U.S. dollars based on the average monthly conversion rate we use for budgeting and reporting purposes. The variance reflected in Mr. Phalen’s “All Other Compensation” during the three years presented in the table above is due primarily to differences among the relevant years in the amount of the net payments by State Street in connection with this expatriate assignment. These differences result primarily from the amount, form and timing of the payment of Mr. Phalen’s base and incentive compensation, the timing of the commencement of Mr. Phalen’s expatriate assignment and the payment of foreign taxes required by law and subsequently refunded in 2009 associated with Mr. Phalen’s return to the United States in 2008 to serve as interim Chief Executive Officer of State Street Global Advisors.

Grants of Plan-Based Awards in 2009

Name	Plan/Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units[2] (#)	All Other Option/SAR Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Ronald E. Logue	2009 SEAIP 162(m) Plan	$0	$7,500,000	$10,000,000
	Deferred Cash Award[3]		$6,000,000
Edward J. Resch	2009 SEAIP 162(m) Plan	$0	$4,500,000	$10,000,000
	2006 Equity Incentive Plan (10/22/09 RSA)[2]							128,535			$6,000,014
Joseph L. Hooley	2009 SEAIP 162(m) Plan	$0	$5,000,000	$10,000,000
	2006 Equity Incentive Plan (10/22/09 RSA)[2]							214,225			$10,000,023
Jeffrey N. Carp	2009 SEAIP 162(m) Plan	$0	$4,000,000	$10,000,000
	2006 Equity Incentive Plan (10/22/09 RSA)[2]							128,535			$6,000,014
James S. Phalen	2009 SEAIP 162(m) Plan	$0	$3,500,000	$10,000,000
	2006 Equity Incentive Plan (10/22/09 DSA)[2]							107,113			$4,812,587

(1)	For 2009, these amounts were allocated among deferred cash, non-deferred cash and performance-based restricted stock units.

(2)	Consists of retention awards in the form of restricted stock (RSA), or deferred stock (DSA), as noted, granted on October 22, 2009.

(3)	Transition award in the form of deferred cash, awarded on November 18, 2009.

Narrative Disclosure Accompanying Grants of Plan-Based Awards Table

State Street provides for annual incentive bonuses under the Senior Executive Annual Incentive Plan, or “SEAIP”, which has been approved by shareholders. The SEAIP is further described above under the heading “– Compensation Discussion and Analysis – Total Compensation – Incentive Compensation.”

Mr. Logue received a transition award on November 18, 2009 in connection with the planned management succession implemented on March 1, 2010 pursuant to which Mr. Hooley succeeded him as Chief Executive Officer. The transition award consisted of $6 million, payable in deferred cash. The transition award will vest and be paid to Mr. Logue on January 2, 2011, subject to Mr. Logue completing his service as Chief Executive Officer and as non-executive Chairman of the Board of Directors. This transition award recognizes Mr. Logue’s ongoing contributions in leading State Street, the importance of his continuing to perform the role of Chief Executive Officer through March 1, 2010 and his agreeing to remain as non-executive Chairman of the Board of Directors through January 1, 2011.

The awards that appear in the “All Other Stock Awards” column of the Plan-Based Awards Table represent restricted stock awards and deferred stock awards granted in October 2009 in light of the planned transition of the Chief Executive Officer on March 2010. The awards are designed to encourage the long-term stability and continuity of the senior executive management team. The award for Mr. Hooley will vest ratably over a period of five years (20% per year beginning on November 1, 2010), and the awards for Messrs. Resch, Carp, and Phalen will vest ratably over a period of three years (33.3% per year beginning on November 1, 2010). Each of these named executive officers is required to retain vested shares (net of tax withholding) for one year after the applicable vesting date. The awards will be forfeited, to the extent not then vested, if the executive retires or voluntarily terminates his employment. The awards continue to vest if the executive’s employment is terminated by the company other than for cause.

The equity awards described above vest immediately following a triggering event in connection with a change of control, as described below under “– Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End, December 31, 2009

	Option/SAR Awards						Stock Awards[1]
Name	Option/ SAR Grant Date	Number of Securities Underlying Unexercised Options/SARs (# ) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Ronald E. Logue	12/21/00	156,400	0	0	$60.7375	12/20/10	02/28/08	25,144	$1,094,770
	12/20/01	257,600	0	0	$51.9750	12/19/11
	02/21/02	28,600	0	0	$49.7050	02/20/12
	12/23/02	250,000	0	0	$39.9500	12/22/12
	12/17/03	205,500	0	0	$49.8100	12/16/13
	03/02/05	292,000	0	0	$44.5300	03/01/15
	03/01/06	215,767	71,923	0	$62.6300	02/29/16
	02/15/07	142,939	142,940	0	$70.5900	02/14/17
	02/28/08	64,175	192,526	0	$81.7100	02/27/18
Edward J. Resch	11/21/02	28,500	0	0	$46.2100	11/20/12	02/28/08	10,131	$441,104
	12/19/02	50,000	0	0	$40.2200	12/18/12	10/22/09	128,535	$5,596,414
	12/17/03	64,700	0	0	$49.8100	12/16/13
	03/02/05	97,300	0	0	$44.5300	03/01/15
	03/01/06	67,428	22,476	0	$62.6300	02/29/16
	02/15/07	56,372	56,372	0	$70.5900	02/14/17
	02/28/08	28,407	85,222	0	$81.7100	02/27/18
Joseph L. Hooley	02/17/00	48,000	0	0	$39.2500	02/16/10	12/20/06			14,722	$640,996
	12/21/00	54,200	0	0	$60.7375	12/20/10	02/28/08	15,195	$661,590
	12/20/01	96,600	0	0	$51.9750	12/19/11	10/22/09	214,225	$9,327,357
	02/21/02	13,400	0	0	$49.7050	02/20/12
	12/19/02	93,300	0	0	$40.2200	12/18/12
	12/17/03	61,600	0	0	$49.8100	12/16/13
	03/02/05	64,900	0	0	$44.5300	03/01/15
	03/01/06	71,203	23,735	0	$62.6300	02/29/16
	02/15/07	90,932	90,933	0	$70.5900	02/14/17
	02/28/08	41,783	125,352	0	$81.7100	02/27/18
Jeffrey N. Carp	03/01/06	98,894	32,965	0	$62.6300	02/29/16	03/01/06	998	$43,453
	02/15/07	37,228	37,229	0	$70.5900	02/14/17	02/28/08	10,131	$441,104
	02/28/08	19,586	58,761	0	$81.7100	02/27/18	10/22/09	128,535	$5,596,414
James S. Phalen	12/21/00	9,400	0	0	$60.7375	12/20/10	02/19/98	3,726	$162,230
	02/21/02	7,100	0	0	$49.7050	02/20/12	02/28/08	9,102	$396,301
	12/19/02	9,800	0	0	$40.2200	12/18/12	10/22/09	107,113	$4,663,700
	12/17/03	8,100	0	0	$49.8100	12/16/13
	03/02/05	63,500	0	0	$44.5300	03/01/15
	03/01/06	53,942	17,981	0	$62.6300	02/29/16
	02/15/07	32,710	32,711	0	$70.5900	02/14/17
	02/28/08	16,892	50,676	0	$81.7100	02/27/18
(1)	Closing stock price on December 31, 2009 was $43.54. Market values described in the above table are based on this price.

(2)	All option/SAR awards granted on March 1, 2006, February 15, 2007 and February 28, 2008 vest in four equal annual installments (25% per year) starting on the first anniversary of the grant.

(3)	Vesting for unvested stock awards is as follows: (i) unvested stock awards granted on March 1, 2006 and February 28, 2008 vested on February 15, 2010; (ii) the stock awards granted to Mr. Hooley on October 22, 2009 will vest in 5 equal annual installments (20% per year) starting on November 1, 2010; and (iii) all other stock awards granted on October 22, 2009 to Messrs. Resch, Carp, and Phalen will vest in 3 equal annual installments (33.3% per year) starting on November 1, 2010.

(4)	The equity incentive plan award granted on December 20, 2006 vests from two to five years (25% vest in December of 2008, 2009, 2010, 2011) if performance targets are met.

2009 Option/SAR Exercises and Stock Vested

	Option/SAR Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[2] ($)

(a)	(b)	(c)	(d)	(e)
Ronald E. Logue	—	—	73,245	$2,470,892
Edward J. Resch	—	—	29,684	$1,019,809
Joseph L. Hooley	—	—	51,495	$1,843,956
Jeffrey N. Carp	—	—	26,504	$866,175
James S. Phalen	—	—	23,484	$763,908

(1)	Includes stock awards that vested in 2009, and performance awards earned for the 2008 – 2009 performance period (payout in cash in 2010). For Mr. Hooley, includes performance awards earned for the 2007 – 2009 performance period (payout in stock in 2010). The number of stock awards that vested in 2009 are as follows: Mr. Logue, 42,851; Mr. Resch, 16,230; Mr. Hooley, 24,345; Mr. Carp, 17,228; and Mr. Phalen, 15,484. The number of performance awards earned for performance cycles ending in 2009 are as follows: Mr. Logue, 30,394; Mr. Resch, 13,454; Mr. Hooley, 27,150 (includes 7,361 from his December 20, 2006 special performance award grant that vested for the 2007-2009 performance period and 19,789 from his February 28, 2008 performance award grant for the 2008-2009 performance period); Mr. Carp, 9,276; and Mr. Phalen, 8,000.

(2)	The value realized on vesting for stock awards is based on the closing stock price on the relevant vesting date. The value paid in cash on vesting for performance awards is based on the average of the high and low stock price for the last ten trading days of 2009.

Pension Benefits as of December 31, 2009

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Ronald E. Logue	Retirement Plan	18	$300,274	—
	MSRP (Management Supplemental Retirement Plan)	18	$1,909,557	—
	ESRP (Executive Supplemental Retirement Plan)	19	$24,552,498	—

	Total		$26,762,329
Edward J. Resch	Retirement Plan	6	$42,315	—
	MSRP (Management Supplemental Retirement Plan)	6	$244,127	—
	ESRP (Executive Supplemental Retirement Plan)	7	$2,284,381	—

	Total		$2,570,823
Joseph L. Hooley[3]	Retirement Plan	13	$134,197	—
	MSRP (Management Supplemental Retirement Plan)	13	$615,531	—
	ESRP (Executive Supplemental Retirement Plan)	23	$7,297,656	—

	Total		$8,047,384
Jeffrey N. Carp	Retirement Plan	3	$9,214	—
	MSRP (Management Supplemental Retirement Plan)	3	$6,555	—
	ESRP (Executive Supplemental Retirement Plan)	4	$1,633,431	—

	Total		$1,649,200
James S. Phalen	Retirement Plan	17	$238,449	—
	MSRP (Management Supplemental Retirement Plan)	17	$745,112	—
	ESRP (Executive Supplemental Retirement Plan)	18	$5,129,969	—

	Total		$6,113,530

(1)	Retirement Plan and MSRP service is credited from first anniversary of date of hire. ESRP service is credited from date of hire.

(2)	All assumptions are as detailed in the FAS No. 158 disclosure exhibits for the fiscal year ended December 31, 2009 included in our annual report for the year ended December 31, 2009, including a discount rate of 6.00% with the exception of the following:
–	retirement age assumed to be Normal Retirement Age as defined by each plan; and
–	no pre-retirement mortality, disability, or termination assumed.

Consistent with valuation assumptions, the form of payment reflected in this estimated December 31, 2009 disclosure information is 60% lump sum and 40% annuity for the Retirement Plan. For the MSRP and ESRP, benefits paid after January 1, 2008 are in the form of a three-year installment. The 2009 qualified plan compensation limit of $245,000 has been incorporated.

(3)	For Mr. Hooley’s SDBPP benefit, prior service for nine years with a State Street joint venture counts as credited service with State Street.

State Street maintains a qualified defined benefit plan, referred to as the Retirement Plan. Since January 1, 1990, the Retirement Plan has determined benefits using a cash balance formula. Under this formula, a notional account is established for each participant that is increased annually by both interest credits and pay credits. Interest credits are made at a specified rate and pay credits equal a percentage of the participant’s pay for the calendar year. The pay credit percentages are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year and zero thereafter. Eligible pay includes a participant’s salary, overtime, bonus and commissions. In general, until August 31, 2003, the Retirement Plan provided that eligible participants who were continuously employed since December 31, 1989 and who retire after reaching age 55 would receive the greater of their cash balance account or the benefit derived from a “grandfathered” formula. For a participant with 30 years of service, the grandfathered formula is equal to a benefit of 50% of final average pay (counting base salary only) minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced on a pro rata basis.

Effective August 31, 2003, the Retirement Plan was amended to freeze the grandfathered formula by ceasing future accruals under this formula based on a participants’ eligible average pay earned and benefit service completed after August 31, 2003. Years of service completed after that date will continue to be counted, however, for purposes of determining early retirement reduction factors. Effective January 1, 2008, the Retirement Plan was again amended to freeze participation and all future pay credits, with the exception of a three-year transition subsidy provided to certain participants who met a specified combination of age and completed years of service on that date. The normal retirement age under the Retirement Plan is 65, although earlier retirement options are available. The Retirement Plan has a three-year vesting provision (five years for certain participants who ceased employment prior to January 1, 2008), and participants who are vested are entitled to receive their account balances or equivalent annuities if they cease to be employed before retirement.

To comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. For employees who are affected by this limitation, State Street has maintained a supplemental retirement plan, the Management Supplemental Retirement Plan, referred to as the MSRP, that is designed to provide the benefits that would be payable under the Retirement Plan but for the limitations imposed by the Internal Revenue Code. Each of the named executive officers participates in the MSRP.

State Street also maintains the Executive Supplemental Retirement Plan, referred to as the ESRP, formerly known as the Supplemental Defined Benefit Pension Plan, to provide executive officers at the executive vice president level or higher with competitive retirement benefits and encourage their continued employment. Executive officers become eligible to participate in the plan on the January 1 after their appointment to an eligible position. During 2009, all of the named executive officers participated in the ESRP.

The ESRP provides for two separate benefit components: a traditional defined benefit component, which was frozen effective January 1, 2008, and a new defined contribution component. In general, the defined benefit component of the ESRP (when expressed as a life annuity commencing at age 65) accrues at the annual rate of 2 1/2% of eligible earnings (generally base salary plus bonus under the annual incentive plan in which he or she participates), up to a maximum of 50% of eligible earnings. This formula benefit is offset by pension benefits from State Street or other sources, including a former employer, but excluding social security. For participants who retire early, the defined benefit component is reduced by a factor of 3% for each year under the age of 65 (the “standard reduction factors”), except that any participants who on January 1, 2005 were at least age 55 and had completed at least 10 years of service are subject instead to a monthly early retirement reduction of their formula benefit aggregating to 1% per year between age 60 and 65 and to 2 1/2% per year between ages 55 and 60 (the “pre-2005 reduction factors”), with the offset for other plan benefits reduced by the applicable factors under those plans. If a participant becomes disabled or dies before retirement, the ESRP pays a disability benefit equal to the participant’s accrued defined benefit component including offsets, reduced for early retirement age and multiplied by a percentage determined by dividing the sum of the participant’s age and service by 85, and a death benefit equal to one-half of the benefit calculated in the same manner.

For certain participants, the ESRP also contains special defined benefit provisions that may apply in lieu of or in addition to the general defined benefit provisions. In Mr. Hooley’s case, the actuarial equivalent of a hypothetical account balance that is periodically adjusted for interest on the same basis as the cash balance accounts under State Street’s tax-qualified defined benefit plan is added to the benefit determined from the defined benefit formula under the ESRP. No offsets apply to this formula benefit. As of December 31, 2009, the balance of this hypothetical account was $801,588. In addition, Mr. Hooley is credited with nine additional years of service under the plan. These special defined benefit provisions were implemented in accordance with a 2005 amendment to the plan specifically addressing the unique circumstances of Mr. Hooley’s service to a State Street joint venture. The credit reflects Mr. Hooley’s service at the State Street joint venture and at State Street prior to the joint venture service.

Effective January 1, 2008, the ESRP was amended to freeze the defined benefit component. The amended plan includes transition provisions that continue the defined benefit component for certain executives who have attained age 50 and have been appointed an executive vice president for at least five years as of December 31, 2007. Messrs. Logue, Hooley, and Phalen are provided with a transition benefit that continues the defined benefit component until January 1, 2010. Mr. Logue’s benefit is subject to the pre-2005 reduction factors. Messrs. Hooley and Phalen’s benefit is subject to the standard reduction factors. Mr. Carp is provided with continued accruals under the defined benefit component until December 31, 2013 subject to standard reduction factors. Mr. Resch is provided with continued accruals under the defined benefit component until December 31, 2010, and will qualify for the pre-2005 reduction factors although otherwise ineligible for those factors based on his age and service.

The defined contribution component of the ESRP was added to the plan effective January 1, 2008. After their respective transition periods end, as described in the immediately preceding paragraph, each of the named executive officers will receive each year that they remain employed by State Street an annual defined contribution credit to a separate account in the amount of $200,000. Amounts credited to the account may be allocated by the executive among available notional investment options. Each of the named executive officers will also receive each year an additional $200,000 credit allocated automatically to a notional State Street stock fund or the Committee may choose instead, in lieu of this latter $200,000 credit, to grant a $200,000 deferred stock award under State Street’s Equity Incentive Plan for the applicable year.

Participants are eligible to receive one-third of their ESRP benefit if they have attained age 53 and have a combined age and service of at least 60; vesting increases to two-thirds on the first birthday following initial vesting and to full vesting on the second birthday following initial vesting. Benefits under the ESRP are subject to forfeiture in the event a participant’s employment terminates for any reason other than death or disability prior to vesting at any time.

Vested participants who terminate their employment on or after January 1, 2008 will receive their benefit from the ESRP in three equal annual installments with the first payment commencing on the first day of the month following the six-month anniversary of their termination of employment. In addition, benefits terminate if the participant engages in certain competitive activities within two years of termination of employment.

Based on their age and service to State Street, Messrs. Logue and Phalen are eligible for early retirement under the Retirement Plan and related supplemental plans, and Messrs. Carp and Resch are eligible for early retirement under the ESRP. Messrs. Carp and Resch do not yet meet the age and service requirements for early retirement under the Retirement Plan and MSRP. Mr. Hooley is eligible for early retirement under the ESRP in his Individual Retirement Account, but does not yet meet the age and service requirements for early retirement under any of the Retirement Plan, MSRP or ESRP defined benefit.

Under the benefit formula described in the above paragraphs each of Messrs. Logue, Phalen, Carp, Resch, and Hooley would have received the following benefits if he had retired at the end of 2009: Mr. Logue would have been entitled to a benefit of $29,040,314, after applying early retirement reduction factors, consisting of a benefit of $306,754 from the Retirement Plan, a benefit of $1,917,101 from the MSRP, and a benefit of $26,816,459 from the ESRP; Mr. Phalen would have been entitled to a benefit of $8,133,692 after applying early retirement reduction factors, consisting of a benefit of $249,029 from the Retirement Plan, a benefit of $764,744 from the MSRP, and a benefit of $7,119,919 from the ESRP; Mr. Carp would have been entitled to a benefit of $2,779,916 from the ESRP, after applying early retirement reduction factors; Mr. Resch would have been entitled to a benefit of $4,051,943 from the ESRP, after applying early retirement reduction factors; and Mr. Hooley would have been entitled to a benefit of $801,588 from his Individual Retirement Account.

Effective March 1, 2010, Mr. Logue retired from employment at State Street. As of that date, Mr. Logue is entitled to a benefit of $34,719,743, after applying early retirement reduction factors, consisting of a benefit of $313,891 from the Retirement Plan, a benefit of $1,932,858 from the MSRP, and a benefit of $32,472,994 from the ESRP. Mr. Logue’s MSRP and ESRP benefits will be paid in the form of a three-year installment with the first payment occurring six months after March 1, 2010, his date of retirement as an employee. The Retirement

Plan payment will be at the time and in the form elected by Mr. Logue, subject to the terms of the plan. The cash balance amount noted above will continue to earn interest credits until paid out. Mr. Logue's final benefit as of his retirement date is higher than the December 31, 2009 accrued benefit due to the inclusion of his 2009 bonus amount (paid in 2010) in the determination of his final average pay, and the impact of the actual 2010 lump sum interest rate conversion basis as compared to the long term assumed interest rate conversion basis used in the required tables (consistent with assumptions used for State Street’s most recent financial statements).

2009 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Ronald E. Logue	$0	$13,500	$58,999	$0	$438,354

Edward J. Resch	$175,000	$28,800	$231,396	$0	$1,144,569

Joseph L. Hooley	$0	$13,500	$152,956	$0	$1,249,393

Jeffrey N. Carp	$0	$13,500	$106,715	$0	$535,364

James S. Phalen	$0	$13,500	$352,866	$0	$2,082,083

State Street maintains the State Street Corporation Management Supplemental Savings Plan for designated highly compensated or managerial employees, which includes the named executive officers. Under this plan, eligible employees may elect, prior to the beginning of a year, to defer (a) base salary equal to the excess of (i) a percentage, from 1% to 25%, of base salary for the year over (ii) the maximum amount that may be deferred for the year under State Street’s Salary Savings Program ($16,500 for 2009, or $22,000 for employees age 50 and older), and (b) a percentage, from 5% to 92%, of cash bonuses and other cash incentive pay, excluding any amount subject to automatic deferral. State Street matches all deferrals made under the plan up to a maximum of 6% of a participant’s match-eligible compensation, which is defined as the lesser of (i) base salary plus annual cash incentive bonus not exceeding 50% of prior year base salary, or (ii) $500,000, in either case reduced by the applicable Internal Revenue Code cap on annual compensation ($245,000 in 2009). State Street also provides a performance-based credit, in the company’s discretion, to participants whose base salary exceeds the Internal Revenue Code cap on annual compensation. The amount of the performance-based credit is limited to 5% of the amount by which a participant’s base salary exceeds the Internal Revenue Code cap on annual compensation, but disregarding salary in excess of $500,000. An account is maintained for each participant reflecting deferrals, matching credits, and increases or decreases based on the performance of notional investments selected by the employee, or on a default investment if the employee does not make a selection. A participant may change notional investments once per calendar month. The notional investments available for 2009 and the rate of return for the year were as set forth below.

Notional Investment	Rate of Return
Vanguard Prime Money Market Fund	0.59%
SSgA Intermediate Bond Index Fund	5.35%
SSgA S&P 500 Flagship Fund	26.70%
SSgA International Index Fund	32.05%
State Street Common Stock	10.88%

Distributions of base salary and bonus deferrals from the plan are made, pursuant to the participant’s election at commencement of participation, either (i) on the first business day of the month following the six month anniversary or the participant’s termination of employment, or (ii) at a specified date not earlier than one year from the date participation commenced. Payment is made either in a single lump sum distribution or in installments over two to ten years. Participants may change distribution elections consistent with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Matching and performance-based credits are paid in a lump sum on the first day of the month following the six-month anniversary of the employee’s termination of employment. A participant’s account is payable in a lump sum upon the participant’s death. A participant who experiences a severe and unanticipated financial need may request a withdrawal of amounts deferred under the plan, but portions of an account attributable to matching credits or to notional investment experience are not available for withdrawal.

Potential Payments upon Termination or Change of Control

Termination of Employment

State Street has a severance policy that applies to all salaried employees in a reduction in staff or layoff or upon a determination that the employee’s work performance is the result of factors that may be beyond the employee’s control. In addition to providing for benefits under various plans that apply to all employees, the severance policy provides for severance pay up to a maximum, which varies depending on employment title. Severance payments made under the policy are subject to the officer’s compliance with specified restrictive covenants. For the named executive officers, all of whom are executive vice presidents or higher, the policy provides for a severance period of 52 weeks (including a two-week notice period) of base salary plus four weeks of base salary per completed year of service up to a maximum of 104 weeks of base salary.

Assuming a qualifying termination of employment at December 31, 2009, each of our named executive officers would have been eligible to receive severance payments under the severance policy in the following amounts: Mr. Logue – $2,000,000; Mr. Resch – $1,076,923; Mr. Hooley – $1,550,000; Mr. Carp – $676,923; and Mr. Phalen – $1,100,000.

All deferred stock awards, restricted stock awards, stock options and SARs continue to vest during the severance period and, if awarded after 2006, continue to vest under the original terms of the award unless an employee is terminated for gross misconduct or terminates voluntarily. All performance-based awards will be paid on the scheduled payment date based on a pro-ration of the performance period worked and are subject to attainment of performance measures. In addition, in connection with a termination other than following a change of control, each of the named executive officers is entitled to benefits payable upon retirement or other qualifying termination under State Street’s defined benefit pension plans and payouts of amounts that are credited to the executive under one or more of State Street’s nonqualified deferred compensation arrangements. These arrangements are described above under the headings “– Pension Benefits as of December 31, 2009” and “– 2009 Nonqualified Deferred Compensation.” All payments to “specified employees” are subject to a six-month delay under the rules of Section 409A.

Change of Control

State Street has agreements with each of our named executive officers that become effective upon a change of control of State Street or upon a termination of employment arising in connection with or in anticipation of a change of control. As disclosed on pages 43-44 of this proxy statement under “Compensation Discussion and Analysis – Change of Control Agreements,” each of our named executive officers entered into amended and restated change of control agreements in 2009. The following describes the material terms of those agreements. A change of control is defined to include the acquisition of 25% or more of our outstanding stock or other change of control determined by regulatory authorities, the failure of incumbent directors (or their designated successors) to constitute a majority of the board of directors or a merger, consolidation or sale of all or substantially all of our assets in which State Street shareholders do not retain a majority of the voting power of the surviving or successor corporation and incumbent directors do not constitute a majority of the board. These agreements renew from year to year at the end of the year, unless State Street gives the executive notice at least 60 days before the renewal date that the agreement will not be renewed.

Each change of control agreement provides for two years’ continued employment after a change of control on terms commensurate with those previously in effect, including base salary at an unreduced rate and a minimum cash bonus set at the target bonus amount applicable to the executive officer for the fiscal year in which the change of control occurs. Each agreement also provides for continued participation in incentive, savings, welfare benefit, fringe benefit and retirement plans on terms no less favorable than those in effect prior to the change of control, and payment of legal fees in connection with the enforcement of the rights under these agreements.

Under the agreements, executives are subject to an express undertaking not to disclose confidential information and a non-solicitation covenant lasting until the earlier of the first anniversary of the change of control and 18 months after the termination date. However, an asserted breach of these covenants would not give State Street grounds for deferring or withholding any payments.

The change of control agreements also provide our named executive officers with the payment of accrued salary and benefits, including a pro-rated annual bonus, in the event of a termination by reason of death or disability, and they provide for additional severance-type benefits as summarized below upon the cessation of employment under a “double trigger mechanism”. This mechanism requires the occurrence of both a change of control and either the termination without cause or the constructive termination of the officer’s employment.

The benefits provided include (1) a lump sum payment, subject to a maximum of $10 million, equal to two times the sum of base salary and the target annual bonus under the SEAIP in the year of the change of control, (2) a lump sum payment equal to two times State Street’s contributions to the defined contribution retirement plans applicable to the officer and (3) a lump sum payment equal to the actuarial value of the incremental benefit under State Street’s qualified and supplemental retirement plans which the officer would have received had he or she remained employed for two years after the date of termination and continued employee welfare benefits for two years after the date of termination.

Each of the outstanding agreements pursuant to which stock options, restricted stock and performance awards were granted to the named executive officers contains provisions for acceleration of vesting and exercise of stock options and payment of performance awards in connection with a change of control.

The executives are entitled to gross-up payments, subject to limitations, to make up for any taxes that may be imposed under the change-of-control (“golden parachute”) excise tax provisions under Section 280G and Section 4999 of the Internal Revenue Code. These gross-up payments, however, are limited so that they are made only in the event the value of the aggregate of the prescribed change of control benefits under the agreement exceeds 110% of the product of 2.99 multiplied by the executive officer’s “base amount”. The base amount is generally the average annual compensation of the applicable officer over the preceding five-year period. In the event the value of the aggregate of the prescribed change of control benefits does not exceed that threshold, the executive officer does not receive the gross-up benefit, and the change of control benefits under the agreement will be reduced to assure that the change of control benefits do not exceed 2.99 times the officer’s base amount.

Change in control payments at December 31, 2009. The amounts set forth in the following table are based, in the case of each named executive officer, on the hypothetical assumption that on December 31, 2009 State Street had a change of control and that immediately thereafter, but also on December 31, 2009, the executive was terminated, received a lump sum payment of all cash entitlements under the change of control agreement and benefited from acceleration of all equity awards accelerating upon the change of control.

Change of Control Benefit Components— December 31, 2009 (dollars in millions)	Ronald E. Logue	Edward J. Resch	Joseph L. Hooley		Jeffrey N. Carp	James S. Phalen
Cash Severance(1)	$10.00	$10.00	$10.00		$9.10	$8.10
Accrued Obligations for 2009 Bonus(2)	$7.50	$4.50	$5.00		$4.00	$3.50
Enhanced Pension Benefit(3)	$10.61	$5.52	$9.22		$1.74	$7.52
Unvested Pension Benefit	$0.00	$0.00	$11.47		$0.00	$0.00
Accelerated Vested Options Intrinsic Value(4)	$0.00	$0.00	$0.00		$0.00	$0.00
Accelerated Vested Stock Value(5)	$1.09	$6.04	$9.99		$6.08	$5.22
Payout of Performance Awards(6)	$1.99	$0.88	$1.93	(7)	$0.61	$0.52
Other Benefits	$0.21	$0.11	$0.11		$0.10	$0.09
Total Value	$31.40	$27.05	$47.72		$21.63	$24.95
Tax Gross-up payment(8)	$0.00	$10.73	$16.68		$7.91	$9.47

Note: Calculations assume a change of control occurred on December 31, 2009 and a termination entitling the executives to the specified benefits occurred on that date. The closing price of State Street stock on December 31, 2009 was $43.54.

(1)	The amount would be paid as a lump sum but has been calculated without any present-value discount and assuming that base pay would continue at 2009 rates, with bonuses each year at the bonus target applicable to 2009.

(2)	The accrued obligation is equal to the target bonus to be paid to each executive in March 2010 for the 2009 year.

(3)	The enhancement to any pension benefit otherwise owing to the executive would be paid as a lump sum but has been calculated assuming that base pay would continue at 2009 rates, with target bonuses each year creditable in full for supplemental pension purposes. 2009 will be the final year for the defined benefit transition for which base pay and target bonus will apply, except for Messrs. Resch and Carp.

(4)	Represents the difference between the closing price of State Street stock on December 31, 2009 and the exercise price of all unvested options that are accelerated upon a change of control.

(5)	Represents the value at December 31, 2009 of all shares of restricted stock that on that date were subject to service-based restrictions, which restrictions lapse upon a change of control. For Mr. Logue, $1.1 million is normally scheduled to vest on February 15, 2010. For Mr. Resch, $0.4 million is normally scheduled to vest on February 15, 2010. For Mr. Hooley, $0.7 million is normally scheduled to vest on February 15, 2010. For Mr. Carp, $0.4 million is normally scheduled to vest on February 15, 2010. For Mr. Phalen, $0.4 million is normally scheduled to vest on February 15, 2010.

(6)	Represents the value of unearned performance awards granted in 2008.

(7)	For Mr. Hooley, includes value of unearned portion of the special performance award granted in 2006, and the value of unearned performance awards granted in 2008.

(8)	For purposes of determining tax gross-up amounts, it has been assumed that: (a) bonus opportunities and stock-based awards made in early 2009 were granted in the ordinary course and would not be treated as contingent on the change of control; (b) the bonus component of the executive’s entitlements (that portion guaranteed as part of the accrued obligations, plus any excess payable in 2009) would be treated as reasonable compensation for services rendered prior to the change of control for purposes of applicable tax regulations; (c) the value of any early retirement subsidy triggered by a change of control is included; (d) payments under performance awards for the cycle ended December 31, 2009 are not contingent on the change of control to the extent such amounts would have been paid in the absence of a change of control and are otherwise treated as contingent on the change in control; (e) there is no six-month delay in payment required to comply with the requirements of Section 409A as applied to “nonqualified deferred compensation”; and (f) except as noted in (b) above, no portion of the amounts contingent on the change of control would be treated as reasonable compensation for pre-change of control services under applicable tax regulations.

As stated in the “Other Elements of Compensation – Retirement Benefits” section of the Compensation Discussion and Analysis, our named executive officers (excluding Messrs. Resch and Carp) are provided with an ESRP transition benefit that continues the defined benefit component for a period that ends on January 1, 2010. The following table shows the impact of the end of the transition period on change in control benefits, illustrating change of control benefits using a January 2, 2010 date.

Change of Control Benefit Components— January 2, 2010 (dollars in millions)	Ronald E. Logue		Edward J. Resch	Joseph L. Hooley		Jeffrey N. Carp	James S. Phalen
Cash Severance(1)	$2.00	(2)	$9.40	$10.00		$8.10	$8.10
Accrued Obligations for 2010 Bonus(3)	$0.00		$0.02	$0.04		$0.02	$0.02
Enhanced Pension Benefit(4)	$3.07		$4.53	$3.14		$1.71	$2.18
Unvested Pension Benefit	$0.00		$0.00	$14.22		$0.00	$0.00
Accelerated Vested Options Intrinsic Value	$0.00		$0.00	$0.00		$0.00	$0.00
Accelerated Vested Stock Value	$1.09		$6.04	$9.99		$6.08	$5.22
Payout of Performance Awards	$0.00		$0.00	$0.64	(5)	$0.00	$0.00
Other Benefits	$0.21		$0.11	$0.11		$0.10	$0.09
Total Value	$6.37		$20.10	$38.14		$16.01	$15.61
Tax Gross-up payment(6)	$0.00		$7.11	$10.30		$5.09	$4.78

(1)	The amount would be paid as a lump sum but has been calculated without any present-value discount and assuming that base pay would continue at 2010 rates, with bonuses each year at the bonus target applicable to 2010.

(2)	Mr. Logue retired on March 1, 2010. Cash severance is therefore based solely on his base salary.

(3)	The accrued obligation is equal to the prorated target bonus payable to each executive in March 2011 for the 2010 year (prorated for two days of calendar year 2010).

(4)	For Messrs. Resch and Carp, the enhancement to any pension benefit is calculated in a similar manner as the table for December 31, 2009 as their ESRP defined benefit plan transition benefits continue to December 31, 2010 and December 31, 2013 respectively. For Messrs. Logue, Hooley, and Phalen, the enhancement to the pension benefit includes 3% indexing for two years for the ESRP defined benefit, two years of ESRP defined contribution allocations, as well as the effect of using early retirement factors based on ages two years into the future rather than at January 2, 2010.

(5)	Represents the value of the unearned portion of the special performance award granted to Mr. Hooley in 2006.

(6)	For purposes of determining tax gross-up amounts, it has been assumed that: (a) bonus opportunities and stock-based awards made in early 2009 were granted in the ordinary course and would not be treated as contingent on the change of control; (b) the bonus component of the executive’s entitlements (that portion guaranteed as part of the accrued obligations, plus any excess payable in 2010) would be treated as reasonable compensation for services rendered prior to the change of control for purposes of applicable tax regulations; (c) the value of any early retirement subsidy triggered by a change of control is included; (d) payments under performance awards for the cycle ended December 31, 2009 are not contingent on the change of control to the extent such amounts would have been paid in the absence of a change of control and are otherwise treated as contingent on the change in control; (e) there is no six-month delay in payment required to comply with the requirements of Section 409A as applied to “nonqualified deferred compensation”; and (f) except as noted in (b) above, no portion of the amounts contingent on the change of control would be treated as reasonable compensation for pre-change of control services under applicable tax regulations.

Director Compensation Arrangements

Compensation

For the period beginning after the 2009 annual meeting of shareholders and ending upon the 2010 annual meeting of shareholders, non-employee directors receive the following compensation:

■	Annual retainer – $75,000, payable at the director’s election in shares of State Street common stock or in cash;

■	Meeting fees – $1,500 for each Board and committee meeting attended, payable in cash;

■	An annual common stock award in an amount equal to $110,000 divided by the closing price of the stock on May 20, 2009 (with additional stock amounts to reflect dividends if the award is deferred);

■	An additional annual retainer for the Lead Director of $25,000, payable at the director’s election in shares of State Street common stock or in cash;

■	An additional annual retainer for the Examining and Audit Committee Chair of $25,000, payable at the director’s election in shares of State Street common stock or in cash;

■

An additional annual retainer for each of the Chairs of the Executive Compensation Committee, the Nominating and Corporate Governance Committee and the Risk and Capital Committee of $15,000, payable at the director’s election in shares of State Street common stock or in cash; and

■

An additional annual retainer for each member of the Examining and Audit Committee, other than the Chair, of $10,000 payable at the director’s election in shares of State Street common stock or in cash.

Pursuant to State Street’s Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 50% or 100% of their (i) retainers, (ii) meeting fees, and/or (iii) annual award of shares of common stock. Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers and/or meeting fees may also make notional investment elections with respect to such deferrals, with a choice of one or more of five notional investment fund returns, including one that tracks the performance of State Street common stock. To the extent the amounts are deferred, they will be paid (i) on the date elected by the director, either the date of his termination of service on the Board or a future date specified, and (ii) in the form elected by the director as either a lump sum or in installments over a two- to ten-year period.

Director Stock Ownership Guidelines

We have stock ownership guidelines that apply to all directors. The target level of stock ownership is the lesser of 10,000 shares of common stock or common shares worth at least $500,000. The value of those shares is calculated by reference to the closing price of our common stock on the New York Stock Exchange on the date that we use for the beneficial ownership table in our annual meeting proxy statement. Directors are credited with the value and number of all shares they beneficially own for purposes of the beneficial ownership table as well as all shares awarded as director compensation whether deferred, delayed or subject to vesting or other restrictions. There is a phase-in period of seven years to achieve these levels, with the first year commencing on the date of election as director. As of March 5, 2010, the stock ownership of each of our directors exceeded the expected level of ownership under these guidelines or is consistent with a pro rated accumulation of shares which would, if continued, exceed the guidelines for those directors under the seven-year threshold.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards[3] ($)	All Other Compensation[5] ($)	Total ($)

(a)	(b)	(c)	(g)	(h)
Kennett F. Burnes	$78,000	$195,000	$11,114	$284,114
Peter Coym[1]	$108,000	$110,000	—	$218,000
Nader F. Darehshori[1,2]	$41,250	$0	$30,504	$71,754
Patrick de Saint Aignan[1,4]	$92,750	$128,333	$25,599	$246,682
Amelia C. Fawcett	$54,000	$185,000	$20,833	$259,833
David P. Gruber[1]	$175,000	$110,000	$11,114	$296,114
Linda A. Hill[1]	$118,500	$110,000	—	$228,500
Robert S. Kaplan[4]	$22,500	$215,833	—	$238,333
Charles R. LaMantia[1]	$176,500	$110,000	—	$286,500
Richard P. Sergel[1]	$129,000	$110,000	$25,509	$264,509
Ronald L. Skates	$67,500	$195,000	$26,114	$288,614
Gregory L. Summe	$34,500	$225,000	$26,333	$285,833
Robert E. Weissman	$36,000	$185,000	$22,114	$243,114

(1)	Annual retainer was paid in cash.

(2)	Mr. Darehshori retired from the Board of Directors in May 2009.

(3)	For the May 2009 – April 2010 Board year, directors received 2,658 shares of stock valued at $110,000 for the annual equity award; directors also received 1,812 shares of stock valued at $75,000 for their annual retainer, except for those who elected to take their annual retainer in cash. Some directors elected to receive their additional committee chairman or member retainers in stock in lieu of cash. These shares were valued based on the per share closing price of our common stock on the New York Stock Exchange on May 20, 2009 of $41.38.

(4)	This table includes prorated compensation paid to Messrs. de Saint Aignan and Kaplan, who were elected to the Board in April 2009, for the 2008-2009 Board year. In April 2009, each of them received a prorated annual retainer valued at $12,500 and a prorated annual stock award of $18,333. Mr. Kaplan received shares of stock for each of these amounts; Mr. de Saint Aignan received $12,500 in cash for the prorated annual retainer and shares of stock valued at $18,333 for the prorated annual stock award.

(5)	Perquisites that Ms. Fawcett, and Messrs. Burnes, Darehshori, Gruber, de Saint Aignan, Sergel, Skates, Summe, and Weissman received in 2009 include: life insurance coverage paid for by State Street ($333 for Ms. Fawcett and Mr. Summe, $464 for Mr. Darehshori, $509 for Mr. Sergel, $599 for Mr. de Saint Aignan, and $1,114 for Messrs. Burnes, Gruber, Skates, and Weissman); matching charitable contributions that were made in the name of directors under State Street’s matching gift program available to all directors ($10,000 for Messrs. Burnes and Gruber, $20,500 for Ms. Fawcett, $21,000 for Mr. Weissman, and $25,000 for Messrs. Darehshori, de Saint Aignan, Sergel, Summe and Skates); a retirement gift paid for by State Street (value $5,040) for Mr. Darehshori in recognition of his 18 years of service as a member of the State Street Board of Directors; event tickets for Mr. Summe valued at $1,000. The amount of perquisites and other personal benefits for Ms. Hill and Messrs. LaMantia and Kaplan has not been itemized because the total did not exceed $10,000.

EXAMINING AND AUDIT COMMITTEE MATTERS

Examining and Audit Committee Pre-Approval Policies and Procedures

State Street’s Examining and Audit Committee has established pre-approval policies and procedures applicable to all services provided by State Street’s independent auditor, pursuant to which the Examining and Audit Committee will review for approval each particular service expected to be provided. In connection with that review, the Examining and Audit Committee will be provided with sufficient detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals include pre-approved cost levels or budgeted amounts or a range of cost levels or budgeted amounts. Substantive changes in terms, conditions, and fees resulting from changes in the scope, structure, or other items also require pre-approval. The pre-approvals include services in categories of audit services, audit-related services, tax services and other services (services permissible under the SEC’s auditor independence rules).

Audit and Non-Audit Fees

Ernst & Young LLP was State Street’s independent auditor for the fiscal year ended December 31, 2009. Fees owed by State Street and its subsidiaries for professional services rendered by Ernst & Young with respect to 2009 and 2008 were as follows:

Description	2009	2008
	(In Millions)
Audit Fees	$13.3	$12.8
Audit-Related Fees	4.4	2.6
Tax Fees	4.9	5.0
All Other Fees	.1	.4

Services provided under Audit Fees primarily included statutory and financial statement audits, the requirement to opine on the design and operating effectiveness of internal control over financial reporting and accounting consultations billed as audit services. Services provided under Audit-Related Fees consisted principally of audits of employee benefit plans, non-statutory audits, audits of certain foreign-sponsored mutual funds, due diligence procedures and reports on the processing of transactions by servicing organizations. Services provided under Tax Fees consisted principally of expatriate, compliance, and corporate tax advisory services. Services provided under All Other Fees consisted of advisory services related to the BASEL II capital adequacy framework.

In addition to the services described above, Ernst & Young provides audit and tax compliance services to certain mutual funds, exchange traded funds and foreign-based private investment funds for which State Street is the sponsor and investment adviser or manager. The mutual funds and exchange traded funds have boards of directors or similar bodies that make their own determinations as to selecting the funds’ audit firms and approving any fees paid to such firms. In the case of certain foreign-based private investment funds, State Street participates in selecting the audit firm to provide the audit and tax compliance services. All of the fees for such services are paid by the entities and not by State Street.

Report of the Examining and Audit Committee

The Examining and Audit Committee, referred to in this report as the Committee, furnishes the following report:

On behalf of State Street’s Board of Directors, the Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street’s financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance, and independence of State Street’s registered public accounting firm.

Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2009 and their assessment of internal control over financial reporting as of December 31, 2009. Ernst & Young LLP, State Street’s independent registered public accounting firm, issued their unqualified report on State Street’s financial statements and the design and operating effectiveness of State Street’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications. The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has conducted a discussion with Ernst & Young LLP relative to its independence. The Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that State Street’s audited financial statements for the year ended December 31, 2009, be included in State Street’s annual report for the fiscal year then ended.

Submitted by,

Charles R. LaMantia, Chair

Kennett F. Burnes

David P. Gruber

Ronald L. Skates

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires State Street’s directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. State Street is not aware of any 10% beneficial owners. Based on State Street’s review of the reports it has received and written representations from its directors and executive officers, State Street believes that all of its directors and officers complied with all Section 16(a) reporting requirements applicable to them with respect to transactions in 2009.

PROPOSALS AND NOMINATIONS BY SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in State Street’s proxy materials for the 2011 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and State Street’s by-laws. To be eligible for inclusion in State Street’s proxy materials, the shareholder proposals must be received by the Secretary of State Street on or before December 7, 2010.

Under State Street’s by-laws, nominations for directors and proposals of business other than those to be included in State Street’s proxy materials following the procedures described in Rule 14a-8 may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the by-laws and such business is within the purposes specified in our notice of meeting. Except as noted below, to be timely a notice with respect to the 2011 annual meeting must be delivered to the Secretary of State Street no earlier than February 18, 2011 and no later than March 20, 2011 unless the date of the 2011 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2010 annual meeting, in which event the by-laws provide different notice requirements. Any proposal of business or nomination should be mailed to: Office of the Secretary, State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111.

State Street’s by-laws specify requirements relating to the content of the notice that shareholders must provide to the Secretary of the Company, including a shareholder nomination for director, to be properly presented at a shareholder meeting.

Appendix A

Excerpt from State Street’s Corporate Governance Guidelines

The Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (NYSE) corporate governance standards. The Board has adopted the following guidelines to assist it in determining director independence in accordance with the NYSE standards. To be considered independent, the Board must determine, after review and recommendation by the Nominating and Corporate Governance Committee, that the director has no direct or indirect material relationship with the Company. The Board has established the following categorical guidelines to assist it in determining independence:

a.	A director will not be independent if he or she does not satisfy any of the bright-line tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual.

b.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the State Street director or a member of such director’s immediate family (as defined in Section 303A of the NYSE Listed Company Manual) is a director or owner of less than a 10% ownership interest of another company (including a tax-exempt organization) that does business with the Company; provided such State Street director is not involved in negotiating the transaction; (ii) if the State Street director or a member of such director’s immediate family is a current employee, consultant or executive officer of another company (including a tax-exempt organization) that does business with the Company; provided that, (x) where the State Street director is an employee, consultant or executive officer of the other company, neither the director nor any of his or her immediate family members receives any special benefits as a result of the transaction and (y) the annual payments to, or payments from, the Company from, or to, the other company, for property or services in any completed fiscal year in the last three fiscal years are equal to or less than the greater of $1 million, or two percent of the consolidated gross annual revenues of the other company during the last completed fiscal year of the other company; and (iii) if the State Street director or member of such director’s immediate family is a director, trustee, employee or executive officer of a tax-exempt organization that receives discretionary charitable contributions from the Company; provided such State Street director and his or her Immediate Family Members do not receive any special benefits as a result of the transaction; and further provided that, where the director or immediate family member is an executive officer of the tax-exempt organization, the amount of discretionary charitable contributions in any completed fiscal year in the last three fiscal years are not more than the greater of $1 million, or two percent of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

c.

The following commercial relationships will not be considered to be a material relationship that would impair a director’s independence: lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between State Street and its subsidiaries, on the one hand, and a company with which the director or such director’s immediate family member is affiliated by reason of being a director, employee, consultant, executive officer, general partner or a equityholder thereof, on the other, provided that: (i) such relationships are in the ordinary course of the Company’s business and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; (ii) with respect to a loan by the Company to such company or its subsidiaries, such loan has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934, such loan did not involve more than the normal risk of collectability or present other unfavorable features, and no event of default has occurred under the loan; and (iii) payments to the Company for property or

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services (including fees and interest on loans but not including principal repayments) from such company does not exceed the limit provided in (b)(ii) above.

If a relationship is described by the categorical guidelines contained in both paragraphs b and c above, it will not be considered to be a material relationship that would impair a director’s independence if it satisfies all of the applicable requirements of either paragraph b or c. For relationships not covered by the categorical guidelines (either because they involve a different type of relationship or a different dollar amount), the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical guidelines of immateriality set forth above.

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State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

STATE STREET CORPORATION ONE LINCOLN STREET BOSTON, MA 02111

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and related materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy and related materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M23053-P89629 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STATE STREET CORPORATION
The Board of Directors recommends a vote in favor of Items 1-3 and against Items 4-5.
Vote On Directors
Item 1 - To elect 14 Directors
	For	Against	Abstain				For	Against	Abstain
Nominees for Director:
1a. K. Burnes	☐	☐	☐		1k. R. Sergel		☐	☐	☐
1b. P. Coym	☐	☐	☐		1l. R. Skates		☐	☐	☐
1c. P. de Saint-Aignan	☐	☐	☐		1m. G. Summe		☐	☐	☐
1d. A. Fawcett	☐	☐	☐		1n. R. Weissman		☐	☐	☐
1e. D. Gruber	☐	☐	☐	Vote On Proposals			For	Against	Abstain
1f. L. Hill	☐	☐	☐	2.	To approve a non-binding advisory proposal on executive compensation;		☐	☐	☐
1g. J. Hooley	☐	☐	☐	3.	To ratify the selection if Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2010;		☐	☐	☐
1h. R. Kaplan	☐	☐	☐	4.	To vote on a shareholder proposal relating to the separation of the roles of Chairman and CEO; and		☐	☐	☐
1i. C. LaMantia	☐	☐	☐	5.	To vote on a shareholder proposal relating to a review of pay disparity.		☐	☐	☐
1j. R. Logue	☐	☐	☐
NOTE: Shareholder - Please sign exactly as your name appears hereon				In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]	Date

Dear Shareholder:

We cordially invite you to attend the 2010 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, May 19, 2010, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly this proxy card in the return envelope. You may also vote electronically by telephone or over the Internet by following the instructions included with this proxy card. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely, Ronald E. Logue Chairman of the Board

PLEASE NOTE: If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid picture identification acceptable to our security personnel such as a driver’s license or passport. Public fee-based parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public fee-based parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M23054-P89629

STATE STREET CORPORATION

Annual Meeting of Shareholders - May 19, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all proxies, hereby appoints Kevin Brady, S. Kelley MacDonald and Shannon Stanley, or any of them, with full power of substitution, as proxies to vote all shares of common stock of State Street Corporation which the undersigned is entitled to vote at the annual meeting of shareholders of State Street Corporation to be held at One Lincoln Street, Boston, Massachusetts 02111 on May 19, 2010 at 10:00 a.m., or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the Board of Directors’ recommendations, just sign and date the other side; no boxes need to be checked. The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the proxy will be voted FOR the fourteen nominees, FOR Items 2 and 3 and AGAINST Items 4 and 5.